UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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BANKUNITED, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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14817 Oak Lane
Miami Lakes, FL 33016

April 12, 2017
Dear Fellow Stockholders:
We cordially invite you to attend BankUnited, Inc.'s 2017 Annual Meeting of Stockholders. The meeting will be held on May 16, 2017, at 10:00 a.m., Eastern Time, at the BankUnited Corporate Center, Building 3, Social Events Room, 7815 NW 148th Street, Miami Lakes, Florida 33016.
As described in more detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, the purpose of the meeting is:

1.
To elect ten directors identified in the attached Proxy Statement to the Board of Directors to serve until the next annual meeting of stockholders and until that person's successor is duly elected and qualified, or until that person's earlier, death, resignation or removal;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017; and
to transact any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
Details regarding admission to the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached Proxy Statement. Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy so that as many shares as possible may be represented at the meeting. Your proxy is revocable and will not affect your right to vote in person at the meeting if you choose to attend.
Thank you for your support of BankUnited, Inc.
Sincerely,
John A. Kanas
Chairman of the Board

14817 Oak Lane
Miami Lakes, FL 33016
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., Eastern Time, on May 16, 2017

Place	The BankUnited Corporate Center Building 3, Social Events Room 7815 NW 148th Street Miami Lakes, FL 33016

Items of Business
Proposal No. 1:  To elect ten directors identified in the attached Proxy Statement to the Board of Directors to serve until the next annual meeting of stockholders and until that person's successor is duly elected and qualified,or until that person's earlier death, resignation or removal.

Proposal No. 2:  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017.

To transact any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Record Date	You are entitled to vote at the Annual Meeting and at any adjournments or postponements thereof if you were a stockholder of record at the close of business on March 24, 2017.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the attached Proxy Statement and submit your proxy or voting instructions as soon as possible. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting, if available. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.

Internet Availability of Proxy Materials
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 16, 2017. BankUnited, Inc.'s Proxy Statement and 2016 Annual Report to Stockholders are available at:
http://ir.bankunited.com.

By Order of the Board of Directors,

April 12, 2017	Susan Wright Greenfield
Miami, Florida	Corporate Secretary

i

ii

14817 Oak Lane
Miami Lakes, FL 33016
PROXY STATEMENT
The Board of Directors (the "Board of Directors" or "Board") of BankUnited, Inc. (the "Company," "we," "us" or "our") is soliciting your proxy to vote at the 2017 Annual Meeting of Stockholders to be held on Tuesday, May 16, 2017, at 10:00 a.m., Eastern Time, and at any adjournment or postponement of that meeting (the "Annual Meeting"). The Annual Meeting will be held at the BankUnited Corporate Center, Building 3, Social Events Room, 7815 NW 148th Street, Miami Lakes, Florida 33016. This Proxy Statement and the accompanying proxy card, the Notice of Annual Meeting of Stockholders and the 2016 Annual Report to Stockholders (the "Annual Report") were first mailed on or about April 13, 2017, to stockholders of record as of March 24, 2017 (the "Record Date").
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING
Q:    Why am I receiving these materials?

A:
We are providing these proxy materials to you in connection with the solicitation, by the Board of Directors of BankUnited, Inc., of proxies to be voted at the Company's Annual Meeting. You are receiving this Proxy Statement because you were a BankUnited, Inc. stockholder as of the close of business on the Record Date. This Proxy Statement provides notice of the Annual Meeting, describes the two proposals presented for stockholder action and includes information required to be disclosed to stockholders.

Q:    How do I get electronic access to the proxy materials?

A:
This Proxy Statement and the Company's Annual Report to Stockholders are available on our website at http://ir.bankunited.com. If you are a stockholder of record, you may elect to receive future annual reports or proxy statements electronically by registering your email address at www.proxyvote.com. If you hold your shares in street name, you should contact your broker, bank or other nominee for information regarding electronic delivery of proxy materials. An election to receive proxy materials electronically will remain in effect for all future annual meetings unless revoked. Stockholders requesting electronic delivery may incur costs, such as telephone and internet access charges, that must be borne by the stockholder.

Q:    What proposals will be voted on at the Annual Meeting?

A:	There are two proposals scheduled to be voted on at the Annual Meeting:

•
To elect ten directors identified in this Proxy Statement to the Board of Directors to serve until the next annual meeting of stockholders and until that person's successor is duly elected and qualified, or until that person's earlier death, resignation or removal; and

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017;

Q:    What is the Board of Directors' voting recommendation?
A:    The Company's Board of Directors recommends that you vote your shares:

•	"FOR" each of the nominees to the Board of Directors;

•	"FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017.
Q:    Who is entitled to vote?

A:
All shares owned by you as of the close of business on March 24, 2017 (the "Record Date"), may be voted by you. You may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are:

•	held directly in your name as the stockholder of record; and

•	held for you as the beneficial owner through a broker, bank or other nominee.
On the Record Date, BankUnited, Inc. had approximately 106,834,010 shares of common stock issued and outstanding.
Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with the Company's transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of BankUnited, Inc. or to vote in person at the Annual Meeting. The Company has enclosed or sent a proxy card for you to use. You may also vote on the internet or by telephone, as described below under the heading "How can I vote my shares without attending the Annual Meeting?"
Beneficial Owner. If your shares are held in an account by a broker, bank or other nominee, like many of our stockholders, you are considered the beneficial owner of shares held in street name, and these proxy materials were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares, and you are also invited to attend the Annual Meeting.
Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a "legal proxy" from the broker, bank or other nominee that is the stockholder of record of your shares giving you the right to vote the shares at the Annual Meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the internet or by telephone, as described below under the heading "How can I vote my shares without attending the Annual Meeting?"
Q:    How can I vote my shares in person at the Annual Meeting?

A:
Stockholder of Record. Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring proof of identification. Even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.
Beneficial Owner. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares.
Q:    What must I do if I want to attend the Annual Meeting in person?

A:
Attendance at the Annual Meeting is limited to individuals who were stockholders as of the Record Date, and admission will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m. Eastern Time. Each stockholder will be asked to present proof of identification, such as a driver's license or passport, prior to admission to the Annual Meeting. Beneficial owners of shares held in street name will need to bring proof of share ownership as of the Record Date, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Q:    How can I vote my shares without attending the Annual Meeting?

A:
Whether you hold your shares directly as the stockholder of record or beneficially own your shares in street name, you may direct your vote without attending the Annual Meeting by voting in one of the following manners:

•
Internet. Go to the website listed on your proxy card or voting instruction card and follow the instructions there. You will need the control number included on your proxy card or voting instruction form;

•	Telephone. Dial the number listed on your proxy card or your voting instruction form. You will need the control number included on your proxy card or voting instruction form; or

•	Mail. Complete and sign your proxy card or voting instruction card and mail it using the enclosed, prepaid envelope.
If you vote on the internet or by telephone, you do not need to return your proxy card or voting instruction card. Internet and telephone voting for stockholders will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 15, 2017.
Q:    What is the quorum requirement for the Annual Meeting?

A:
A quorum is necessary to hold a valid Annual Meeting. A quorum exists if the holders of a majority of the Company's capital stock issued and outstanding and entitled to vote thereat are present in person or represented by proxy. Abstentions and broker non-votes are counted as present for determining whether a quorum exists. A broker non-vote occurs when an intermediary holding shares for a beneficial owner does not vote on a particular proposal because the intermediary does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.

Q:    What happens if I do not give specific voting instructions?

A:
Stockholder of Record. If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the internet but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board of Directors on all matters presented in this Proxy Statement. With respect to any other matters properly presented for a vote at the Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

Beneficial Owners. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (the "NYSE"), the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters such as the election of directors. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote." Therefore, we urge you to give voting instructions to your broker. Shares represented by such broker non-votes will be counted in determining whether there is a quorum. Because broker non-votes are not considered entitled to vote, they will have no effect on the outcome on non-routine matters other than reducing the number of shares present in person or by proxy and entitled to vote from which a majority is calculated for proposals that require the approval of a majority of the shares represented at the meeting and entitled to vote on the proposal.
Q:    Which proposals are considered "routine" or "non-routine"?

A:
The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017 (Proposal No. 2) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

The election of directors (Proposal No. 1) is a matter considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No.1.
Q:    What is the voting requirement to approve each of the proposals?

A:
Proposal 1: Ten directors have been nominated for election at the Annual Meeting. Each director will be elected by a majority of the votes cast, either in person or by properly authorized proxy, in the election of directors at the Annual Meeting. Stockholders cannot cumulate votes in the election of directors. Abstentions and broker non-votes will have no effect on this proposal.

An incumbent director nominee who fails to receive less than a majority of the votes cast will be required to tender his or her resignation for the consideration of the Board. The Board’s Nominating and Corporate Governance Committee would then make a recommendation to the Board as to whether to accept or reject the resignation, or as to any other action to be taken. Upon such recommendation and any other factors it may deem appropriate and relevant, the Board will then make a determination regarding the director’s resignation within ninety days of the certification of the election results and publicly disclose its determination.
Proposal 2: The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes represented at the meeting and entitled to vote on the proposal. In accordance with Delaware law, only votes cast "for" a matter constitute affirmative votes. A properly executed proxy marked "abstain" with respect to the ratification of the appointment of our independent registered public accounting firm will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast "for" the ratification of the appointment of our independent registered public accounting firm, they will have the same effect as negative votes or votes against that matter.

Q:    What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.
Q:    Who will count the vote?

A:	A representative of Broadridge Financial Solutions, Inc. ("Broadridge") will tabulate the votes and act as the inspector of election.
Q:    Can I revoke my proxy or change my vote?

A:	Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the Annual Meeting by:

•	providing written notice to the corporate secretary of the Company;

•	delivering a valid, later-dated proxy or a later-dated vote on the internet or by telephone; or

•	attending the Annual Meeting and voting in person.
Please note that your attendance at the Annual Meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares.
Q:    Who will bear the cost of soliciting votes for the Annual Meeting?

A:
The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, the Company may reimburse its transfer agent, brokerage firms and other persons representing beneficial owners of shares of BankUnited, Inc.'s common stock for their expenses in forwarding solicitation material to such beneficial owners. We have also retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an anticipated approximate cost of $10,000 plus reasonable out-of-pocket expenses. Stockholders can contact Innisfree M&A Incorporated at 888-750-5834 to answer any questions they may have regarding voting.

Q:	I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A:
The Company has adopted a procedure called "householding," which the Securities and Exchange Commission (the "SEC") has approved. Under this procedure, we deliver a single copy of this Proxy Statement and the Annual Report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces the Company's printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, a separate copy of this Proxy Statement and the Annual Report will be promptly delivered to any stockholder at a shared address to which the Company delivered a single copy of any of these documents. To receive a separate copy of this Proxy Statement or the Annual Report, or to receive a separate copy of our proxy materials in the future, stockholders may write or call the Company at the following address and telephone number:

BankUnited, Inc.
Attn: Investor Relations
14817 Oak Lane
Miami Lakes, FL 33016
(305) 231-6400
Stockholders who hold shares in street name (as described above) may contact their broker, bank or other nominee to request information about householding. Stockholders sharing an address can request delivery of a single copy of our proxy materials if they are currently receiving multiple copies by following the same procedures outlined above.
Q:    How can I obtain a copy of BankUnited, Inc.'s Annual Report on Form 10-K?

A:
Copies of the Company's Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, are available to stockholders free of charge on BankUnited, Inc.'s website at http://ir.bankunited.com or by writing to BankUnited, Inc., Investor Relations, 14817 Oak Lane, Miami Lakes, FL 33016. The Company's 2016 Annual Report on Form 10-K accompanies this Proxy Statement.

Q:    Where can I find the voting results of the Annual Meeting?

A:
BankUnited, Inc. will announce preliminary voting results at the Annual Meeting and publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting.

PROPOSALS TO BE VOTED ON BY BANKUNITED, INC. STOCKHOLDERS
PROPOSAL NO. 1
ELECTION OF DIRECTORS
Directors Elected Annually
Our Board of Directors is currently comprised of ten members. The size of the Board of Directors may be fixed from time to time exclusively by our Board of Directors as provided in our Certificate of Incorporation. BankUnited, Inc.'s directors are elected each year by the stockholders at the Company's annual meeting of stockholders. We do not have a staggered or classified board. Ten director nominees are standing for election at this year's Annual Meeting. Each director's term will last until the 2018 annual meeting of stockholders and until such director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal.
Directors of BankUnited, Inc. have historically also served as directors of its wholly-owned subsidiary BankUnited, N.A. (the "Bank").
Each director will be elected by a majority of the votes cast, either in person or by properly authorized proxy, in the election of directors at the Annual Meeting.
Under our Amended and Restated By-Laws, at any meeting of the stockholders at which directors are to be elected and a quorum is present, each director nominee receiving a majority of the votes cast at the meeting will be elected as a director. A majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election.
If a nominee for director who is an incumbent director is not elected and no successor has been elected at the meeting, then the director will be required under our Amended and Restated By-Laws to promptly tender his or her resignation as a director. Our Nominating and Corporate Governance Committee would then make a recommendation to the full Board as to whether to accept or reject the resignation.
If the resignation is not accepted by the Board, then the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier death, resignation or removal.
If the director’s resignation is accepted by the Board, then the Board may fill the vacancy.
However, if the number of nominees exceeds the number of positions available for the election of directors, then the directors will be elected by the vote of a plurality of the votes cast at any meeting of the stockholders at which directors are to be elected and a quorum is present.
Board Nominations
Board candidates are selected based on various criteria including their character and reputation, relevant business experience and acumen and relevant educational background. The Nominating and Corporate Governance Committee and Board of Directors review these factors, including diversity, in considering candidates for Board membership. Board members are expected to prepare for, attend and participate in all Board of Directors and applicable committee meetings and the Company's annual meetings of stockholders.

Information Regarding the Nominees for Election to the Board of Directors
Qualifications
In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into consideration the Company's Corporate Governance Guidelines and all other factors deemed appropriate by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee's determination is made based primarily on the following criteria: (i) a candidate's special skills, expertise and background that would enhance or complement the mix of the existing directors, (ii) a candidate's reputation and prominence in his or her business, professional activities or community, including a well-known reputation for addressing important issues that the Company may face, (iii) a candidate's commitment to high ethical business standards and integrity and (iv) a candidate's time commitment and willingness to fully participate in the Board's affairs and perform his or her duties to the highest standards. For more information about the nominating process, see "Board of Directors, Executive Officers and Corporate Governance—Director Nominating Process and Diversity."
Biographical Information
Set forth below is biographical information concerning each nominee who is standing for election at the Annual Meeting. Following the biographical information for each nominee is a description of such nominee's specific experience, qualifications, attributes and skills that the Nominating and Corporate Governance Committee and the Board of Directors considered in determining whether to recommend the nominee for election to the Board of Directors. In addition to the information presented below, the Company believes that a board comprised of its nominees constitutes a board with a reputation for integrity, strong business acumen and the exercise of sound judgment; a board that is strong in its collective knowledge and leadership abilities; and a board that has a diversity of viewpoints and backgrounds. The ages of the nominees are as of the date of the Annual Meeting.
John A. Kanas, 70, our Chairman has served on our Board since our inception in May 2009. Mr. Kanas served as our President and Chief Executive Officer from May 2009 through December 2016. Mr. Kanas served as the Chairman of our Executive Committee up until the time the Committee was eliminated in February 2012 as part of the Company's conversion to a bank holding company. Prior to joining the Company, Mr. Kanas was President and Chief Executive Officer of North Fork Bancorporation, Inc. from 1977 until its acquisition by Capital One Financial Corporation in December 2006. He also served as Chairman of North Fork from 1986 to 2006. In December 2006, he became President of Capital One's banking segment, which included North Fork, the former Hibernia Bank in Louisiana and Texas and Capital One Direct Bank in Richmond, Virginia. Mr. Kanas retired from that position in August 2007. Between August 2007 and May 2009, Mr. Kanas was an independent consultant. Mr. Kanas holds a B.A. from Long Island University. He is a past president of the New York State Bankers Association. Mr. Kanas was also a member of the NYSE Listed Company Advisory Committee and is currently a member of the board of trustees of Weill Cornell Medical College. In 2005, Mr. Kanas was recognized by "Institutional Investor" as the best regional bank CEO in America. In 2007, Mr. Kanas received the Woodrow Wilson Award for Corporate Citizenship and was also conferred an Honorary Doctorate of Humane Letters from Dowling College. In 2012, Mr. Kanas was conferred an Honorary Doctorate of Sciences from Gordon College. Mr. Kanas' qualifications to serve on our Board include his 36-year career at North Fork, his extensive experience in the banking industry and his long-standing relationships within the business, political and charitable communities.
Rajinder P. Singh, 46, our President and Chief Executive Officer has served on our Board since July 2013. Mr. Singh was one of the founding organizers of our Company and served as our Chief Operating Officer from October 2010 up until his promotion in January 2017. Mr. Singh served as our Head of Mortgage Banking and

Corporate Development from May 2009 through October 2010. Mr. Singh also served as Corporate Secretary of the Company from May 2009 to June 2013. From April 2008 to May 2009, Mr. Singh led the financial services practice of WL Ross & Co., a private equity firm and one of the original investors in the Company. From December 2006 through April 2008, Mr. Singh served as Executive Vice President for Capital One's banking segment which includes retail, small business and commercial banking businesses in New York, New Jersey, Connecticut, Louisiana and Texas and a national direct deposit gathering franchise. Mr. Singh was a member of Capital One's Bank Leadership Team and chaired the Deposit Pricing Committee. He also served on Capital One's ALCO and brand board. Previously, Mr. Singh served as Head of Corporate Development and Strategy for North Fork from February 2005 to December 2006. During his tenure, North Fork was acquired by Capital One for $13.2 billion. Prior to joining North Fork in February 2005, Mr. Singh spent nine years at FleetBoston Financial Corporation and last served as Managing Director of Corporate Development and Strategy. Mr. Singh earned his M.B.A. from Carnegie Mellon University in Pittsburgh and his B.S. in chemical engineering from the Indian Institute of Technology in New Delhi. Mr. Singh's qualifications to serve on our Board include his banking experience and his understanding of regulatory and corporate governance matters.
Tere Blanca, 56, has served on our Board since September 2013. Ms. Blanca is the founder, president and chief executive officer of Blanca Commercial Real Estate, Inc., the leading independently owned Miami-based commercial real estate advisory and brokerage services company. Ms. Blanca has more than 25 years of experience in the South Florida real estate sector. Prior to launching Blanca Commercial Real Estate in March 2009, she served as senior managing director for Cushman & Wakefield of Florida, Inc., where she led the firm's South Florida operations. Ms. Blanca is a past chair of The Beacon Council, past chair and current member of the board of directors of City Year Miami, a member of the University of Miami's  School of Business Real Estate Advisory Board, a member of YPO Gold Miami-Ft. Lauderdale Chapter, and serves on the board of The Miami Foundation. She also is a member of Commercial Real Estate Women, a member of the National Association of Industrial and Office Properties South Florida Chapter and a trustee member of the Greater Miami Chamber of Commerce. Ms. Blanca has earned several honors, including “Power Leader of the Year” and “Commercial Broker of the Year” by the Greater Miami Chamber of Commerce,  “Philanthropist of the Year” by City Year Miami, “Community Leader” by the Hispanic Chamber of Commerce, “Pioneer of the Year” by No More Tears Foundation,  2013 "Top 25 Women in Real Estate" by Commercial Property Executive, 2013 "Women of Influence: Legends" and 2010 "Women of Influence" by Real Estate Forum, 2010 "Top Dealmakers of the Year" by the Daily Business Review, 2009 "Most Influential Business Women" by the South Florida Business Journal, 2008 Camacol's "Successful Hispanic Women of the Year" and 2007 "Ultimate CEOs" by the South Florida Business Journal. Ms. Blanca earned a B.B.A with a concentration in international marketing and finance and an M.B.A. from the University of Miami. Ms. Blanca's qualifications to serve on our Board include her leadership and management experience as well as her relationships in the business community.
Eugene F. DeMark, 69, has served on our Board since September 2010. From June 1969 until his retirement in October 2009, Mr. DeMark worked for KPMG LLP, a global professional services firm. Mr. DeMark served as the Advisory Northeast Area Managing Partner at KPMG LLP from October 2005 until his retirement. Since his retirement, Mr. DeMark has been an independent consultant. From January 2010 until he joined our Board in September 2010, Mr. DeMark advised our Audit and Compensation Committees. In January 2012, Mr. DeMark joined the board of directors and audit committee of 1-800-FLOWERS.COM, Inc., a national floral and thoughtful gifting company. In December 2013, Mr. DeMark became chairman of its audit committee. Mr. DeMark served as a member of the board of directors of Madison Square Garden Networks and a member of the compensation committee and chairman of the audit committee from September 2015 through December 2016. Between 1988 and 2001, Mr. DeMark had been the Northeast Area Managing Partner of the Information, Communications and Entertainment Practice and the Managing Partner of KPMG's Long Island Office. During his career at KPMG, Mr. DeMark had responsibilities to lead a number of specialized practices in Banking, High Technology, Media and Entertainment and Aerospace and Defense. He joined KPMG in 1969 and was elected to its partnership in 1979. On special assignments, he worked on the research staff of the Commission on Auditor's Responsibilities, the predecessor to the Treadway Commission, formed to assess increases in fraudulent financial reporting. Mr. DeMark also developed the firm's first study guide on SEC reporting. Mr. DeMark holds a B.B.A. degree from Hofstra University, is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants (AICPA) and the New York State Society of Certified Public Accountants. Mr. DeMark has served as chairman of the Long Island Chapter of the National Multiple Sclerosis Society, president of the Nassau County council of the Boy Scouts of America and Northeast Regional board member of the National organization, president of the Nassau Chapter of the National Association of Accountants, Treasurer of the New Long Island Partnership and chairman of the Economic Development Task Force—Project Long Island. Mr. DeMark also was active in the United Way on Long Island and in New York, served on its board of directors and chaired the nominating committee. Mr. DeMark's qualifications to serve on our Board include his 40 years of financial experience at KPMG LLP, including 35 years in various positions in the firm's audit practice.
Michael J. Dowling, 67, has served on our Board since May 2013.  Mr. Dowling is the President and Chief Executive Officer of Northwell Health, formerly North Shore-LIJ Health System, the largest integrated healthcare system in New York State and the nation's third-largest, non-profit secular health system with more than 6,675 beds and a total workforce of more than 62,000 employees. Northwell Health has 21 hospitals and more than 550 ambulatory locations. Prior to becoming President and CEO in 2002, Mr. Dowling was the health system's Executive Vice President and Chief Operating Officer. Before joining North Shore-LIJ in 1995, he was a senior vice president at Empire Blue Cross/Blue Shield. Mr. Dowling served in New York State government for 12 years, including seven years as State Director of Health, Education and Human Services and Deputy Secretary to the Governor.  He was also Commissioner of the New York State Department of Social Services. Before his public service career, Mr. Dowling was a professor of Social Policy and Assistant Dean at the Fordham University Graduate School of Social Services and Director of the Fordham Campus in Westchester County.  Mr. Dowling is chair of the Healthcare Institute. He is a member of the Institute of Medicine of the National Academies of Sciences and the North American Board of the Smurfit School of Business at University College, Dublin, Ireland. He also serves as a board member of the Institute for Healthcare Improvement (IHI) and the Long Island Association. He is past chair and a current board member of the National Center for Healthcare Leadership (NCHL), the Greater New York Hospital Association (GNYHA), the Healthcare Association of New York State (HANYS) and the League of Voluntary Hospitals of New York. Mr. Dowling was an instructor at the Center for Continuing Professional Education at the Harvard School of Public Health. Mr. Dowling grew up in Limerick, Ireland. He earned his undergraduate degree from University College Cork (UCC), Ireland, and his master’s degree from Fordham University. He also has honorary doctorates from University College Dublin, Hofstra University and Dowling College. Mr. Dowling's qualifications to serve on our Board include his extensive background in leadership and management as well as his relationships within the business, political and charitable communities.
Douglas J. Pauls, 58, has served on our Board since May 2014. Mr. Pauls served as our Chief Financial Officer from September 2009 to February 2013. From March 2013 to December 2013, Mr. Pauls served as a senior advisor to the Company. In December 2013, Mr. Pauls joined the board of directors, risk committee and audit committee of Essent Group Ltd., and serves as Chairman of the Audit Committee of Essent Group. Between March 2009 and August 2009, Mr. Pauls was self-employed as a consultant. From April 2008 until February 2009, Mr. Pauls served as Executive Vice President of Finance for TD Bank, NA following TD Bank's acquisition of Commerce Bancorp, Inc. in March 2008. Mr. Pauls served as Chief Financial Officer of Commerce Bancorp from March 2002 until the acquisition by TD Bank in March 2008. Mr. Pauls was a member of the three person Office of the Chairman, responsible for overall management, policy making and strategic direction of Commerce Bancorp. From October 1995 to March 2002, Mr. Pauls served as the Chief Accounting Officer of Commerce Bancorp, its Senior Vice President from January 1999 to April 2006 and its Executive Vice President from April 2006 to April 2008. Earlier in his career, Mr. Pauls was a Senior Manager in the Audit Department of Ernst &

Young in Philadelphia and Pittsburgh, Pennsylvania. Mr. Pauls received a B.A. in Economics magna cum laude from Dickinson College. Mr. Pauls currently serves on the Board of Trustees of Dickinson College, including as Chairman of the Committee on Finance, Budget and Audit, and Vice Chairman of the Advancement Committee. Mr. Pauls' qualifications to serve on our Board include his extensive banking experience, including his previous service as our Chief Financial Officer, and his deep understanding of financial statements, regulation, compliance and corporate governance.
A. Gail Prudenti, 63, has served on our Board since August 2015. Judge Prudenti is the Interim Dean at the Maurice A. Deane School of Law at Hofstra University and Executive Director of the Center for Children, Families and the Law at Hofstra. From December 2011 to July 2015, Judge Prudenti served as the Chief Administrative Judge of the Courts of New York State, where she supervised the administration and operation of the statewide court system. From 2002 until December 2011, Judge Prudenti served as the Presiding Justice of the Appellate Division for the Second Judicial Department in New York State. Judge Prudenti served as Associate Justice, Appellate Division for the Second Judicial Department from 2001 to 2002, and as Administrative Judge for the Tenth Judicial District (Suffolk County) from 1999 to 2001. Prior to her appointment as Administrative Judge, Judge Prudenti served as Surrogate of Suffolk County from 1995 to 2000. Judge Prudenti’s judicial career began in 1991 when she was elected to the New York State Supreme Court, where she served until 1995. In 1996, during her tenure as Surrogate, Judge Prudenti was also designated as an Acting Supreme Court Justice and received the additional responsibilities of presiding over a dedicated Guardianship Part. After six years as the Surrogate, Judge Prudenti was reelected to the Supreme Court bench. Judge Prudenti earned her law degree from the University of Aberdeen, in Scotland, which also awarded her an honorary Doctorate of Laws in 2004 and an honorary appointment as Professor in the School of Law. Judge Prudenti earned a Bachelor of Arts with honors from Marymount College of Fordham University and an Honorary Doctorate from Hofstra University in 2016. She is a member of the Advisory Panel of Judges of the New York State Lawyer Assistance Trust Program, a member of the Council of Chief Judges of the National Center for State Courts, a former chairperson of the Office of Court Administration’s Mental Health Curriculum Committee for Trial Judges, co-chair of the Chief Judge’s Task Force on Delay in the Courts, a member of the Chief Judge’s Commission on Public Access to Court Records, a former member of the Chief Administrative Judge’s Judicial Legislative Group and a member of the NYS Office of Court Administration’s Gender Bias and Anti-Discrimination Panel. In addition, the judge is a member of the Judicial Section of the American Bar Association, the former Presiding Member of the Judicial Section of the New York State Bar Association, a member of the New York State Trial Lawyers Association and the New York State Women’s Bar Association, a former co-chair of the Surrogate’s Court Committee of the Suffolk County Bar Association, a member of the Suffolk County Women’s Bar Association, and a member of the Board of Directors of the Suffolk County Columbian Lawyers Association. Judge Prudenti’s qualifications to serve on our board include her extensive legal experience as well as her leadership and relationships in the political and charitable communities.
Sanjiv Sobti, Ph.D., 55, has served on our Board since May 2014. Dr. Sobti has served at several preeminent Wall Street firms during a career spanning more than 30 years. Since 2007, Dr. Sobti has had an independent consulting business and has served as a senior advisor to Credit Suisse since 2008. In 2006 he co-founded FIRE Capital Fund Management Mauritius Private Limited, the manager for a private equity fund, and served as the Chairman of its Board of Directors until 2011. He continues to serve on the Board of Directors of one investee company of FIRE Capital Fund. From 2001 through 2008, Dr. Sobti was a Senior Managing Director of Bear, Stearns & Co. Inc. where he was appointed to the President's Advisory Council and Fairness Opinion Committee. From 1999 to 2001, Dr. Sobti was a Managing Director at J.P. Morgan & Co. where he was recruited as head of Mergers and Acquisitions for Financial Institutions. Previously Dr. Sobti was with Lehman Brothers Inc. from 1989 to 1999 culminating in his serving as Managing Director and co-head of Mergers and Acquisitions for Financial Institutions. Earlier Dr. Sobti worked at Goldman, Sachs & Co. from 1986 through 1989. Dr. Sobti is co-Chair of the International Advisory Board of the University of Pennsylvania's Center for the Advanced Study

of India. Dr. Sobti holds a B.A. from St. Stephen's College, University of Delhi, and an M.B.A. and Ph.D. in Finance from The Wharton School, University of Pennsylvania. Dr. Sobti's qualifications to serve on our Board include over 30 years of experience in serving as a corporate finance and mergers specialist advising the financial services industry, expertise in valuation analyses and capital markets transactions, experience in analyzing and evaluating various financial services businesses, and knowledge of complex financial instruments including asset-backed securities and derivatives.
A. Robert Towbin, 81, has served on our Board since April 2014. Mr. Towbin served as Executive Vice President of Stephens, Inc. from 2003 until his retirement in February 2017 and as Managing Director from October 2001 until 2003. Mr. Towbin served as a member of the board of directors of Globecomm Systems Inc. from 1997 until December 2013. From January 2000 to November 2001, he was Co-Chairman of C.E. Unterberg, Towbin, and from 1995 to 1999 was Senior Managing Director of that firm. From January 1994 to September 1995, Mr. Towbin was President and CEO of the Russian-American Enterprise Fund, a U.S. government-owned investment company with headquarters in Moscow and New York, and offices in Khabarovsk in the Russian Far East. He was later Vice Chairman of its successor fund, The U.S. Russia Investment Fund. From January 1987 until January 1994, Mr. Towbin was co-head of Technology Investment Banking of Lehman Brothers, and from 1959 to 1987 was Vice Chairman and a Director of L.F. Rothschild, Unterberg, Towbin Holdings Inc. and its predecessor companies. Mr. Towbin received his B.A. from Dartmouth College in 1957. Mr. Towbin's qualifications to serve on our Board include his extensive background in leadership and management, as well as his public company and financial experience.
Lynne Wines, 62, has served on our board since August 2015.  From July 2011 to May 2014, Ms. Wines served as President and CEO of First Southern Bank of Boca Raton, Fla. and was responsible for all aspects of market and operations before its acquisition by Centerstate Bank in 2014. From January 2008 to June 2010, she served as President and CEO of CNL Bank, a $1.6 billion independent statewide commercial bank.  Ms. Wines served as President & CEO of Commercial Banking South Florida for Colonial Bank, N.A. from 2005 until 2007 following Colonial Bank’s acquisition of Union Bank of Florida. Ms. Wines served as President and Chief Executive Officer of Union Bank of Florida from May 1999 until the acquisition by Colonial Bank, N.A. in February 2005. From January 1986 to December 1988, Ms. Wines served as the Controller of Union Bank of Florida, its Senior Vice President and Chief Financial Officer from January 1989 to December 1993 and its Executive Vice President and Chief Operating Officer January 1994 to May 1999. Wines’ professional affiliations include a four-year term on the board of directors of the Florida Bankers Association, a member of Leadership Florida, International Women's Forum, Women's Corporate Directors, and past member of Broward Workshop. Ms. Wines has been a guest lecturer at Florida Atlantic University, Lynn University, and Nova Southeastern University's MBA programs. Civic involvement includes Chairperson of United Way of Broward County, Chair of 211-Broward, as well as leadership roles in several other non-profit organizations. Ms. Wines received a Bachelor of Science from Nova Southeastern University and completed the Advanced Leadership Initiative Fellowship at Harvard University in December 2016. Ms. Wines is currently an admitted student in the Master's of Public Administration program at New York University. Ms. Wines' qualifications to serve on our Board include her extensive banking experience and her deep understanding of financial statements, regulation and compliance.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE FOREGOING TEN NOMINEES TO THE BOARD OF DIRECTORS

BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Role of Board of Directors
The Company's business and affairs are managed under the direction of the Board of Directors, which is the Company's ultimate decision-making body, except with respect to those matters reserved to the Company's stockholders. The Board of Directors' mission is to maximize long-term stockholder value. The Board of Directors establishes the Company's overall corporate policies, evaluates the Company's CEO and the senior leadership team and acts as an advisor and counselor to senior management. The Board of Directors also oversees the Company's business strategy and planning, as well as the performance of management in executing the Company's business strategy, assessing and managing risks and managing the Company's day-to-day operations.
Director Independence
Under the NYSE listing standards, in order to consider a director independent, the Board of Directors must affirmatively determine that he or she has no material relationship with the Company. The standards specify the criteria for determining whether directors are independent and contain guidelines for directors and their immediate family members with respect to employment or affiliation with the Company or its independent registered public accounting firm. The Board of Directors also has adopted independence standards to assist it in making independence determinations. The Company's Director Independence Standards contain the formal director qualification and independence standards adopted by the Board of Directors, and are available as part of the Company's Corporate Governance Guidelines on the Company's website at http://ir.bankunited.com.
The Board of Directors determines annually whether a director is independent at the time the Board of Directors approves director nominations for inclusion in the Company's proxy statement and when a director joins the Board of Directors between annual meetings. Although the determination of whether a director is independent relies on the Board's subjective assessment of all of the relevant facts and circumstances, the Company's Director Independence Standards provide that a director will not qualify as independent if:

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within the last three years, (i) the director has been an employee of the Company or an immediate family member of the director has been an executive officer of the Company; (ii) the director or an immediate family member of the director has received, during any twelve-month period, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service) and compensation received by a family member for service as a non-executive employee of the Company; (iii) the director or an immediate family member of the director was a partner or employee of the Company's independent registered public accounting firm and personally worked on the Company's audit within that time; and (iv) the director or an immediate family member of the director has been employed as an executive officer of a company in which a present executive officer of the Company at the same time served on the compensation committee of that company's board of directors;

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the director is a current partner or employee of the Company's independent registered public accounting firm or an immediate family member of the director is a current partner of such firm or a current employee of such firm who personally works on the Company's audit; or

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the director or an immediate family member of the director is a current executive officer of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such company's consolidated gross revenue.

The Board undertook its annual review of director independence in March 2017. As a result of this review, the Board affirmatively determined that all of the directors and nominees are independent of the Company and its management under the corporate governance standards of the NYSE, with the exception of John A. Kanas and Rajinder P. Singh. Mr. Singh is our President and Chief Executive Officer and Mr. Kanas previously served as our President and Chief Executive Officer from 2009 until his retirement in December 2016. In making the determination that Dr. Sobti is independent of the Company and its management, the Board of Directors considered that Dr. Sobti is a senior advisor to Credit Suisse, which is a full-service financial institution that, with its affiliates, had directly and indirectly engaged, and may in the future engage, in financial advisory, investment banking and commercial banking services for us and our affiliates, for which it received, or may receive, customary compensation, fees and expense reimbursement. The Board considered that Dr. Sobti is not an employee of Credit Suisse and also has had an independent consulting business since 2007.
Board of Directors Meetings and Attendance
The Board of Directors held 10 meetings during 2016 and acted by written consent four times. All of the directors attended 75% or more of the meetings of the Board of Directors and Board committees on which they served during 2016.
Board Leadership Structure
The Board is responsible for overseeing the exercise of corporate power and seeing that our business and affairs are managed to meet our stated goals and objectives and that the long-term interests of our stockholders are served. The Board of Directors regularly reviews and assesses the effectiveness of the Company's leadership structure in the context of the Company's specific circumstances, culture, strategic objectives and challenges.
The Board of Directors does not have a fixed policy regarding the separation of the offices of Chairman and CEO because it believes that it should maintain flexibility to select the Chairman and determine the Board leadership structure, from time to time, based on criteria that it deems to be in the best interests of the Company and its stockholders.
Our current structure provides for separate roles of the Chairman of the Board and Chief Executive Officer ("CEO"), and a lead independent director ("Lead Independent Director").
The Board of Directors has appointed Mr. DeMark to serve as our Lead Independent Director. Mr. DeMark, who has served as Lead Independent Director since November 2012, provides an independent voice on important issues facing the Company and ensures that those issues are fully considered by the Board of Directors. In his role as Lead Independent Director, Mr. DeMark's duties include, but are not limited to, presiding over regularly scheduled executive sessions with the non-management directors, serving as a liaison between the Board and senior management and assisting the Board of Directors and executive management to ensure compliance with the Company's Corporate Governance Guidelines. Mr. DeMark also has regular communications with our primary bank regulators.
In addition, our Corporate Governance Guidelines provide for additional independent oversight of our operations, risks, business strategy and compensation practices. Consistent with our Corporate Governance Guidelines, the Board of Directors currently consists of a substantial majority of independent directors. Our Corporate Governance Guidelines also require that the non-management directors meet regularly in executive session without the presence of management, which provides an opportunity for the independent directors to freely express their views on important issues.
Through the Company's overall governance structure described above, the Board of Directors believes it has effectively balanced the need for strategic leadership by the Company's CEO with the oversight and objectivity of the Chairman of the Board and the independent directors and has created an effective and appropriate leadership structure that is conducive to the risk oversight process. The Board of Directors recognizes that, depending on the circumstances, other leadership structures might be appropriate and in the best interests of the Company. Accordingly, the Board of Directors has the discretion to modify the Company's leadership structure if it believes doing so would be in the best interests of the Company.
Committees of the Board of Directors
The Board of Directors maintains three standing committees: the Audit and Risk Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. A description of each Board committee is set forth below.
The Audit and Risk Committee, the Compensation Committee and the Nominating and Corporate Governance Committee operate under a written charter. Copies of the charters of the Audit and Risk Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website at http://ir.bankunited.com and may also be obtained upon request without charge by writing to the Corporate Secretary, BankUnited, Inc., 14817 Oak Lane, Miami Lakes, FL 33016.
Audit and Risk Committee
The Audit and Risk Committee held 16 meetings during 2016. On a quarterly basis, or more frequently as needed, the Audit and Risk Committee meets privately in executive session with the Bank's Chief Risk Officer and additional members of management as it deems appropriate and with our independent registered public accounting firm. The Committee also meets periodically with the Bank's primary regulator.
The Audit and Risk Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our Audit and Risk Committee assists our Board of Directors in its oversight of (i) the integrity of our financial statements and the financial reporting process, including the system of disclosure controls; (ii) our compliance with legal and regulatory requirements; (iii) the performance of our internal audit function and our independent registered public accounting firm, including its appointment, qualifications, compensation and independence; (iv) the effectiveness of our systems of internal controls and policies and procedures for risk assessment and risk management; and (v) the effectiveness our procedures for risk assessment and risk management of material credit, interest rate, liquidity, operational, legal and compliance, and other material risks, and the adequacy of capital available to absorb such risks.
In carrying out its oversight role, the Audit and Risk Committee, among other things: (i) reviews the audit plans and findings of our independent registered public accounting firm and our internal audit team, as well as the results of regulatory examinations, and tracks management's corrective action plans where necessary; (ii) reviews our financial statements, including any significant financial items and changes in accounting policies, with our senior management and independent registered public accounting firm; (iii) reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and (iv) reviews our policies and practices with respect to the assessment and management of material categories of risk. In addition, the Audit and Risk Committee has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm.
The current members of the Audit and Risk Committee are Messrs. DeMark (Chairman) and Towbin, Ms. Wines and Dr. Sobti, each of whom the Board of Directors has determined qualifies as an "independent" director as defined under the applicable rules and regulations of the SEC and the NYSE. All of the members of the Audit and Risk Committee are financially literate and have accounting or related financial management expertise within the meaning of the NYSE rules. The Board also has determined that Mr. DeMark qualifies as an "audit committee financial expert" as defined by SEC rules. Mr. DeMark's relevant experience includes over 40 years with KPMG LLP, including 30 years as a partner. Mr. Demark holds a B.B.A. degree from Hofstra University, is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants (AICPA) and the New York State Society of Certified Public Accountants.
Compensation Committee
In accordance with the terms of the Compensation Committee charter, our Compensation Committee is responsible for such matters as the determination of incentive awards, if any, to be paid to our executive officers and the administration of the BankUnited, Inc. equity incentive plans, including the determination of grant amounts and vesting terms, as well as the approval of any employment agreements with our executive officers and the administration of the BankUnited, Inc. Annual Incentive Plan (the "Annual Incentive Plan"). In addition, the Compensation Committee is responsible for the adoption of and any amendments to the Company’s qualified and non-qualified plans. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our CEO and other executive officers, evaluates the performance of these officers in light of those goals and objectives and recommends the compensation of these officers based on such evaluations. The Compensation Committee held eight meetings during 2016. The Compensation Committee is currently comprised of Messrs. Dowling (Chairman) and DeMark, Ms. Blanca and Dr. Sobti, each of whom qualifies as "independent" under the applicable rules and regulations of the SEC and the NYSE.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors and committee composition. Additionally, the Nominating and Corporate Governance Committee periodically reviews appropriate retirement age and tenure limitations, memberships on other boards and board education and training.
The Nominating and Corporate Governance Committee is also responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning governance matters.
The Nominating and Corporate Governance Committee, in consultation with our CEO, further reviews the Company's management succession plans to ensure that an effective succession process is in place and to discuss potential internal successors for both emergency and long-term executive succession. The succession planning activities of the Nominating and Corporate Governance Committee are discussed with the full Board of Directors.
The Nominating and Corporate Governance Committee held five meetings during 2016. The Nominating and Corporate Governance Committee is currently comprised of Ms. Blanca (Chairman), Judge Prudenti and Messrs. Dowling and Towbin, each of whom qualifies as an "independent" director as defined under the applicable rules of the NYSE.
Risk Management and Oversight
Our Board of Directors oversees our risk management process, including the company-wide approach to risk management, carried out by our management. Our full Board of Directors determines the appropriate levels of risk for the Company generally, assesses the specific risks faced by us and reviews the steps taken by management to manage those risks. While our full Board of Directors maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas.

In particular, the Audit and Risk Committee plays a key role in the Board of Directors' exercise of its risk oversight function. The Audit and Risk Committee is primarily responsible for overseeing matters involving the Company's financial and operational risks and the guidelines, policies and processes for managing such risks, including internal controls. The Audit and Risk Committee conducts its risk oversight in a variety of ways, including reviewing management's assessment of the Company's internal control over financial reporting, reviewing the results of regulatory examinations and receiving quarterly reports on legal and regulatory matters. Additionally, the Company's independent registered public accounting firm regularly discusses risks and related mitigation measures that may arise during its regular reviews of the Company's financial statements with the Audit and Risk Committee. To ensure candid and complete reporting, the Audit and Risk Committee regularly meets in separate executive sessions with management, the head of the Company's internal audit department and the Company's independent registered public accounting firm.
Additionally, the Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, as well as the incentives created by the compensation awards it administers, and the Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of our Board. Pursuant to our Board's instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board and its committees.
Corporate Governance Guidelines, Code of Conduct and Code of Ethics
Our Board has adopted Corporate Governance Guidelines, which set forth a flexible framework within which our Board, assisted by Board committees, directs the affairs of the Company. The Corporate Governance Guidelines address, among other things, the composition and functions of the Board, director independence, compensation of directors, management succession and review, Board committees and selection of new directors.
We also have a Code of Conduct, which is applicable to all directors, officers, employees, agents (including consultants and contractors) and temporary personnel of the Company. We have a separate Code of Ethics for Principal Executive and Senior Financial Officers, which contains provisions specifically applicable to our principal executive officer, principal financial officer, principal accounting officer and controller (or persons performing similar functions).
The Corporate Governance Guidelines, the Code of Conduct and the Code of Ethics for Principal Executive and Senior Financial Officers are available on our website at http://ir.bankunited.com. We expect that any amendments to these codes, or any waivers of their requirements, will be disclosed on our website.
Director Compensation
We use a combination of cash and stock-based incentive compensation to attract and retain independent, qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties, as well as the skill level we require of members of our Board. Directors who are also our employees do not receive any compensation from us for any period of service on our Board or Board committees that is concurrent with service as an employee.

The following table shows compensation paid, earned or awarded to each of the non-employee members of our Board for 2016.
Director Compensation for 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Tere Blanca	100,000	33,760	133,760
Eugene F. DeMark	225,000	101,280	326,280
Michael J. Dowling	100,000	33,760	133,760
Douglas J. Pauls	100,000	33,760	133,760
A. Gail Prudenti	100,000	33,760	133,760
Sanjiv Sobti, Ph.D.	150,000	33,760	183,760
A. Robert Towbin	150,000	33,760	183,760
Lynne Wines	150,000	33,760	183,760

(1)
The amounts in this column represent the value of restricted common stock awards granted to Ms. Blanca, Ms. Wines, Judge Prudenti, Dr. Sobti and Messrs. DeMark, Dowling, Pauls and Towbin, as described under "—Stock-Based Compensation" below and determined in accordance with FASB ASC Topic 718. The grant date fair value is based on the closing price of our stock on the NYSE on the grant date. The closing stock price on May 18, 2016 was $33.76 a share. For complete valuation assumptions of the awards, see "Note 15, Equity Based Compensation" to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 28, 2017. As of December 31, 2016, our non-management directors held the number of unvested shares of restricted stock shown in the table below.

Name	Unvested Restricted Shares (#)
Tere Blanca	1,999
Eugene F. DeMark	6,000
Michael J. Dowling	1,999
Douglas J. Pauls	1,999
A. Gail Prudenti	1,000
Dr. Sanjiv Sobti	1,999
A. Robert Towbin	1,999
Lynne Wines	1,000
Stock-Based Compensation
On May 18, 2016, our Board approved a grant of 1,000 shares of restricted common stock for each of Ms. Blanca, Ms. Wines, Judge Prudenti, Dr. Sobti and Messrs. DeMark, Dowling, Pauls and Towbin, as well as an additional grant of 2,000 shares of restricted common stock for Mr. DeMark as the Lead Independent Director. Each director's restricted common stock grants vest in three substantially equal annual installments commencing on the first anniversary of the date of grant, except for accelerated vesting in the event of a director's death or disability and in certain circumstances relating to a change in control of the Company. The number of shares of restricted common stock granted to our non-employee directors for service in 2016 and the vesting terms thereof are consistent with the equity award grants to our non-employee directors for service in 2015.

Cash-Based Compensation
For service in 2016, each non-employee director was eligible to receive an annual cash retainer of $100,000 for his or her service on our Board and the Compensation Committee or Nominating and Corporate Governance Committee. For service in 2016, each member of the Audit and Risk Committee was eligible to receive an additional $50,000, and Mr. DeMark was eligible to receive an additional $75,000 for his role as Audit and Risk Committee Chairman. Cash retainers are paid in installments. The cash retainers paid to our non-employee directors for service in 2016 are consistent with the cash retainers paid to our non-employee directors for service in 2015.
Director Expenses
The Company also reimburses expenses incurred by directors to attend Board and committee meetings, educational seminars and other expenses directly related to the Company's business.
Director Nominating Process and Diversity
The Board of Directors is responsible for nominating members for election to the Board of Directors and for filling vacancies on the Board of Directors that may occur between annual meetings of stockholders. The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the Board of Directors for Board membership. When formulating its Board of Directors membership recommendations, the Nominating and Corporate Governance Committee may also consider advice and recommendations from others, including stockholders, as it deems appropriate.
The Nominating and Corporate Governance Committee and the Board of Directors believe that diversity along multiple dimensions, including opinions, skills, perspectives, personal and professional experiences and other differentiating characteristics, is an important element of nomination for Board membership. The Nominating and Corporate Governance Committee has not identified any specific minimum qualifications that must be met for a person to be considered as a candidate for director. However, Board candidates are selected based on various criteria including experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board of Directors. Although the Board of Directors does not have a formal diversity policy, the Nominating and Corporate Governance Committee and Board of Directors review these factors, including diversity, in considering candidates for board membership. Board members are expected to prepare for, attend and participate in all Board of Directors and applicable committee meetings and the Company's annual meetings of stockholders.
Candidates Nominated by Stockholders
The Nominating and Corporate Governance Committee will also consider nominees recommended by stockholders. Our Corporate Governance Guidelines provide that nominees recommended by stockholders should be given appropriate consideration in the same manner as other nominees. Pursuant to the Company's Amended and Restated By-Laws, stockholders who wish to nominate a candidate for consideration by the Nominating and Corporate Governance Committee for election at the 2018 annual meeting may do so by delivering written notice, no earlier than January 16, 2018 and no later than February 15, 2018, of such nominees' names to BankUnited, Inc., 14817 Oak Lane Miami Lakes, FL 33016, Attention: Corporate Secretary. Any stockholder of record or beneficial owner of common stock on whose behalf a nomination is being proposed must (i) be a stockholder of record or beneficial owner on the date of the giving of such notice, on the record date for the determination of stockholders entitled to notice of and to vote at the 2018 annual meeting of stockholders and at the time of the

2018 annual meeting of stockholders and (ii) comply with the applicable notice procedures set forth in the Company's Amended and Restated By-Laws.
The Company's Amended and Restated By-Laws require that certain information must be included in the notice provided to the Company's Corporate Secretary regarding the nomination and the stockholder giving the notice, the beneficial owner on whose behalf the notice is made, if any, and any affiliate or associate of the stockholder or the beneficial owner (collectively, the "Nominating Person"). The information required to be set forth in such notice includes (i) the name and address of the Nominating Person, (ii) information regarding the common stock owned, directly or indirectly, beneficially or of record by the Nominating Person, (iii) whether and the extent to which any derivative or other instrument, transaction, agreement or arrangement has been entered into by or on behalf of the Nominating Person with respect to the common stock and certain additional information relating to any such instrument, transaction, agreement or arrangement as described in the Company's Amended and Restated By-Laws, (iv) any other information relating to the Nominating Person that would be required to be disclosed in a proxy statement or other filings made with the SEC in connection with the solicitation of proxies with respect to such business and (v) a description of all arrangements or understandings (including any anticipated benefits to the Nominating Person as a result of the nomination) between or among the Nominating Person and the candidate and any other person in connection with the proposed nomination. The notice must also include a representation that the stockholder giving the notice intends to appear in person or by proxy at the 2018 annual meeting to nominate the person named in the notice.
The Company's Amended and Restated By-Laws also require that the notice provide certain information regarding the candidate whom the Nominating Person proposes to nominate as a director, including (i) certain biographical information, such as name, age, business and residential address and principal occupation, (ii) the information that would be required to be provided if the candidate were a Nominating Person, (iii) a resume or other written statement of the qualifications of the candidate and (iv) all other information regarding the candidate, including the written consent of the candidate indicating that the candidate is willing to be named in the proxy statement as a nominee and serve as a director if elected, that would be required to be disclosed in a proxy statement or other filings made with the SEC in connection with the solicitation of proxies for director elections.
For a complete description of the procedures and disclosure requirements to be complied with by stockholders in connection with submitting director nominations, stockholders should refer to the Company's Amended and Restated By-Laws.
No candidates for director nominations were submitted by any stockholder in connection with the Annual Meeting.
Communications with the Board of Directors
Any interested parties desiring to communicate with the Board of Directors or any of the independent directors regarding the Company may directly contact such directors by delivering such correspondence to such directors (or the entire Board) in care of the Company's Corporate Secretary at BankUnited, Inc., 14817 Oak Lane, Miami Lakes, FL 33016.
The Audit and Risk Committee of the Board of Directors has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. Persons wishing to communicate with the Audit and Risk Committee may do so by writing in care of the Chairman, Audit and Risk Committee, BankUnited, Inc., 14817 Oak Lane, Miami Lakes, FL 33016.

Executive Sessions
The rules of the NYSE require the non-management directors of the Company to regularly meet in executive session without management. In 2016, non-management directors of the Company met in executive session five times. The Company's Corporate Governance Guidelines state that a non-management independent director shall be chosen to preside at each executive session. Mr. DeMark currently serves as the Presiding Director. For information regarding how to communicate with non-management directors as a group and one or more individual members of the Board, including the Presiding Director, see "Communications with the Board of Directors" above.
Outside Advisors
Our Board of Directors and each of its committees may retain outside advisors and consultants of their choosing at our expense. The Board of Directors need not obtain management's consent to retain outside advisors.
Attendance at Annual Meeting
As stated in our Corporate Governance Guidelines, each director is expected to attend all annual meetings of stockholders. All of the current directors attended the 2016 annual meeting of stockholders.
Compensation Committee Interlocks and Insider Participation
During 2016, our Compensation Committee consisted of Messrs. Dowling (Chairman) and DeMark, Ms. Blanca and Dr. Sobti. None of them had at any time in the last fiscal year been one of our officers or employees, and none has had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K.
None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of the issued and outstanding shares of the Company's common stock to file reports of initial ownership of common stock and other equity securities and subsequent changes in that ownership with the SEC and the NYSE. Based solely on a review of such reports and written representations from the directors and executive officers, the Company believes that all reports that were required to be filed under Section 16(a) during 2016 were timely filed.

EXECUTIVE OFFICERS
Set forth below is information, as of the date of the Annual Meeting, concerning the Company's named executive officers and Messrs. Bagnoli, Bansal and Starr, executive officers of the Bank.

Name	Age	Position
Rajinder P. Singh	46	President and Chief Executive Officer
Leslie N. Lunak	59	Chief Financial Officer
Thomas M. Cornish	58	Chief Operating Officer
Mark P. Bagnoli	65	Chief Risk Officer of BankUnited, N.A.
Rishi Bansal	43	Chief Investment Officer of BankUnited, N.A.
Jeffrey Starr	56	General Counsel of BankUnited, N.A.
Rajinder P. Singh. For biographical information regarding Mr. Singh, see page 8.
Leslie N. Lunak, 59, has been our Chief Financial Officer since March 2013. Ms. Lunak served as the Bank's Executive Vice President and Chief Accounting Officer from June 2012 through March 2013 and as Senior Vice President, Finance from October 2010 through June 2012. From August 2004 through October 2010, Ms. Lunak was an Audit Director at the public accounting firm McGladrey & Pullen, LLP. Her responsibilities included overseeing audit engagements and the performance of financial and accounting consulting services for clients primarily engaged in the financial services industry, serving as a designated national financial services industry specialist and serving as a subject matter expert in a variety of technical accounting areas, including derivatives, equity instruments, fair value accounting and acquisition accounting. She was also responsible for the development and presentation of a wide variety of continuing education courses for both internal and external audiences. From 2001 through August 2004, Ms. Lunak was a senior audit manager with the certified public accounting firm Adair, Fuller, Witcher and Malcom, with oversight responsibility for all of the firm's audit engagements. From June 1985 through 2001, Ms. Lunak was an independent consultant, providing finance and accounting related services to clients consisting primarily of community banks and thrifts and the U.S. Drug Enforcement Administration. From 1979 through June 1985, Ms. Lunak was with the public accounting firm Deloitte, where she was an audit manager serving primarily clients in the banking industry and was designated a national banking industry specialist. She is a member of the Board of Directors of the Urban League of Broward County. Ms. Lunak is a Florida CPA and received a B.S. in Accounting from Oklahoma State University.
Thomas M. Cornish, 58, has been our Chief Operating Officer since January 2017. Mr. Cornish was the Bank's President, Florida Region from March 2014 through December 2016.  From 2004 to March 2014, Mr. Cornish served as President and CEO of Marsh & McLennan Agency, Florida Region.  Prior to that, he held several senior leadership positions with SunTrust Bank from 1983 through 2003.  While with Marsh & McLennan Agency, Mr. Cornish was recognized with honors as "Miami's CEO of the Year" by the South Florida Business Journal and the "Ultimate CEO" by Business Leader Magazine.  Mr. Cornish was also elected to the Florida International University School of Business Hall of Fame in 2013.  Mr. Cornish currently serves as the chairman of the Florida International University Foundation Board of Directors.  He is also the chairman of the FIU Wolfsonian Museum and Chairman of the Board of the Miami Children’s Hospital Foundation.  Mr. Cornish is a past chairman of the Beacon Council and Assurex Global Corporation.  He is a past board member of the Camillus House, The Chapman Partnership and past member of the Orange Bowl committee. Mr. Cornish earned his B.A. degree from Florida International University.
Mark P. Bagnoli, 65, has been the Bank's Chief Risk Officer since December 2013. Mr. Bagnoli is an internal audit and risk management professional with more than 25 years of experience in large to mid-size financial services companies, and he most recently served as the Bank's Executive Vice President and Chief Auditor from December 2009 through December 2013. Prior to joining BankUnited, Mr. Bagnoli served as an independent consultant from 2008 through 2009 and as Executive Vice President and Chief Risk Officer of the Federal Home Loan Bank in Chicago from 2005 through 2008. Prior to that position, he was with JPMorgan Chase/Bank One for more than 20 years where he rose through the ranks to Senior Vice President, Corporate Audit. Mr. Bagnoli has an M.B.A. from Northwestern University's Kellogg Graduate School of Management and received a B.S. in accounting from Seton Hall University.
Rishi Bansal, 43, has been the Bank's Chief Investment Officer since February 2017 and most recently served as Executive Vice President, Mortgage Portfolio. Mr. Bansal joined the Bank in July 2009, and was part of the advisory group that worked on the Bank's acquisition. In his role as Chief Investment Officer, Mr. Bansal is responsible for the bank’s investment securities portfolio. He manages the Bank's residential loan portfolio, residential mortgage warehouse business and Pinnacle Public Finance business. Prior to joining BankUnited, Mr. Bansal was a Managing Director of Merrill Lynch from 2007 through 2009 and a mortgage trader at Lehman Brothers from 1998 through 2007. Mr. Bansal received a Post Graduate Diploma in Management from Indian Institute of Management, Ahmedabad and earned his Bachelor of Technology (Chemical Engineering) from Indian Institute of Technology, Delhi.
Jeffrey Starr, 56, has been the Bank's General Counsel since August 2009. In his role as General Counsel, Mr. Starr is responsible for overseeing the Bank's Legal, Regulatory Compliance, Corporate Fraud and Community Development and Outreach departments. Mr. Starr has more than 25 years of experience representing financial institutions, and in 2011 was named as a General Counsel Leading Lawyer by the South Florida Business Journal. Prior to joining BankUnited, from 2006 through 2009, Mr. Starr served as Managing Vice President and Chief Counsel for Capital One, N.A. Mr. Starr joined Capital One when it acquired North Fork Bank, where he had served as Senior Vice President and General Counsel since 1997. Earlier in his career, Mr. Starr was associated with the law firms of Wickham, Wickham & Bressler, Lord Day & Lord, Barrett Smith and Finley, Kumble, Wagner, Underberg, Manley, Myerson & Casey where he represented a multitude of clients including several in the financial services industry. Mr. Starr received his J.D. from The Jacob D. Fuchsberg Law Center at Touro College and his B.A. in political science from Muhlenberg College. Mr. Starr is a member of the Board of Governors for The Jacob D. Fuchsberg Law Center at Touro College and a member of the Legal Cabinet for the Miami chapter of the United Way.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal
The Audit and Risk Committee has appointed KPMG LLP to serve as BankUnited, Inc.'s independent registered public accounting firm for its fiscal year ending December 31, 2017. The Audit and Risk Committee and the Board of Directors seek to have the stockholders ratify the Audit and Risk Committee's appointment of KPMG LLP, which has served as BankUnited, Inc.'s independent registered public accounting firm or independent auditor since 2009. Although BankUnited, Inc. is not required to seek stockholder approval of this appointment, the Board of Directors believes it to be sound corporate governance to do so. If the appointment of KPMG LLP is not ratified by the stockholders, the Audit and Risk Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of KPMG LLP.
Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.
The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes represented at the meeting and entitled to vote on the proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.
Report of the Audit and Risk Committee
The Audit and Risk Committee reviews the Company's financial reporting process on behalf of the Board of Directors. The Audit and Risk Committee consists of directors who have been determined by the Board of Directors to be independent of the Company as prescribed by the NYSE and the SEC. The Company's management has the primary responsibility for the financial statements and for the reporting process, including the establishment and maintenance of the system of internal control over financial reporting. KPMG LLP, the Company's independent registered public accounting firm, is responsible for auditing the financial statements prepared by management, expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and auditing the Company's internal control over financial reporting and expressing an opinion on the effectiveness thereof. In this context, the Audit and Risk Committee has reviewed the audited financial statements and met and held discussions with management and KPMG LLP regarding the fair and complete presentation of those financial statements and the assessment of the Company's internal control over financial reporting.
The Audit and Risk Committee has discussed with KPMG LLP matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board (the "PCAOB") and has reviewed and discussed KPMG LLP's independence from the Company and its management. As part of that review, the Audit and Risk Committee has received the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG LLP's communications with the Audit and Risk Committee concerning independence. The Audit and Risk Committee has concluded that KPMG LLP is independent from the Company and its management.

The Audit and Risk Committee meets with the Chief Financial Officer and representatives of KPMG LLP, in regular and executive sessions, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's financial reporting and compliance programs.
In reliance on the reviews and discussions referred to above, the Audit and Risk Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.
The Audit and Risk Committee
Eugene DeMark (Chairman)
Sanjiv Sobti, Ph.D.
A. Robert Towbin
Lynne Wines
Auditor Fees and Services
The following table presents fees for professional services provided by KPMG LLP in each of the last two fiscal years in each of the following categories, including related expenses:

	2016	2015
Audit Fees	$2,382,500	$2,421,400
Audit-Related Fees	129,500	147,500
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$2,512,000	$2,568,900
Audit Fees: Includes the aggregate fees billed by KPMG LLP for professional services and expenses rendered for the audit of the Company's consolidated financial statements, reviews of consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q and the audit of the Company's internal control over financial reporting. Also includes the aggregate fees billed for professional services performed in connection with the Company's filing of certain registration statements and the related issuance of consents and comfort letters.
Audit-Related Fees: Includes the aggregate fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit of the Company's consolidated financial statements and are not reported under "Audit Fees." These services primarily relate to attestation services performed to report on the Company's compliance with certain contractual provisions of the Purchase and Assumption Agreement between the Company and the FDIC, compliance with certain requirements applicable to the U.S. Department of Housing and Urban Development and the audit of the BankUnited 401(k) Plan.
Policy on Audit and Risk Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
The Audit and Risk Committee has adopted a policy that requires advance approval of all audit, audit related tax services and other services performed by the independent auditor. The policy provides for pre-approval by the Audit and Risk Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit and Risk Committee must approve the permitted service before the independent auditor is engaged. The Audit and Risk Committee pre-approved all of the audit and audit related services provided to the Company by KPMG LLP in fiscal year 2016.

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we describe the objectives and elements of our compensation philosophy, policies and practices with respect to the compensation of the executive officers who appear in the "Summary Compensation Table for 2016" below (referred to collectively throughout this section as our "named executive officers" or "NEOs"). Our named executive officers for the fiscal year ended December 31, 2016 were the individuals set forth in the table below, which supersedes the list of named executive officers set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

Named Executive Officer	Title
John A. Kanas	Chairman, President and Chief Executive Officer
Leslie N. Lunak	Chief Financial Officer
Rajinder P. Singh	Chief Operating Officer
Thomas M. Cornish	President, Florida Region of BankUnited, N.A.
Jeffrey Starr	General Counsel of BankUnited, N.A.
EXECUTIVE SUMMARY
Management Transition
On August 31, 2016, the Company announced the retirement of John A. Kanas as President and Chief Executive Officer effective December 31, 2016 and the promotion of Rajinder P. Singh from Chief Operating Officer to President and Chief Executive Officer effective January 1, 2017. The Company further announced the promotion of Thomas M. Cornish from President, Florida Region of BankUnited, N.A. to Chief Operating Officer effective January 1, 2017.

Our 2016 Financial Performance
Our Company produced solid earnings and balance sheet growth in 2016 while maintaining strong asset quality and capital levels. Key performance highlights during the year included:

Objective	Fiscal Year 2016 Performance
Robust balance sheet growth	• Total interest earning assets increased by $4.2 billion • New loans and leases, including equipment under operating lease, grew by $3.0 billion or 19% • Deposits increased by $2.6 billion
High asset quality
• 97.5% of the new commercial loan portfolio was rated "pass" and substantially all of the new residential portfolio was current
• Ratio of non-performing, non-covered assets to total assets at 0.51%
• Net charge-off ratio (non-covered) at 0.13%
• Common Equity Tier 1-risk-based capital of 11.63%

Sustained profitability	• 2016 Diluted EPS of $2.09 • Return on average stockholders’ equity of 9.64% • Return on average assets of 0.87% • Net interest margin of 3.73%
Building stockholder value	• Year-over-year tangible book value per share grew $1.57, or 7.5%, from $20.90 to $22.47(1)

(1)
Tangible book value per share is a non-GAAP financial measure. See page 81 of the Company's Form 10-K for the fiscal year ended December 31, 2016 on our website at http://ir.bankunited.com for a reconciliation to the comparable GAAP financial measurement of book value per common share.

Overview of our Executive Compensation Program
Our executive compensation program provides a mix of salary, short and long-term incentives, and benefits that we believe align executive officer and stockholder interests. Our executive compensation program is designed to achieve the following objectives:

•
Pay for performance. To properly align incentives with the financial, operational and strategic objectives and long-term success of the Company, a meaningful portion of overall compensation for our NEOs is tied to Company performance.

•
Create long-term value for our stockholders. We believe the interests of our executives should be aligned with our stockholders over both the short- and long-term. To this end, a substantial portion of overall compensation for the NEOs is paid in the form of incentive awards that are tied to multi-year performance measures with long-term vesting, and our NEOs are subject to significant stock ownership requirements to ensure ongoing and meaningful alignment with stockholders.

•
Balance risk and reward. Our focus and goal is to build a safe and sound institution through prudent growth. As such, our compensation program is designed and governed to appropriately balance compensation with risk management.

Compensation Best Practices
The Company employs a number of practices that reflect our executive compensation program's philosophy and objectives, many of which are disclosed below:

What we do	What we don't do
Use predetermined performance metrics to calculate incentive pay for the majority of our NEOs	No gross-ups to cover income or excise taxes
Include performance thresholds and caps in our incentive plans	No re-pricing or backdating of options
Consider peer group market data when making executive compensation decisions	No hedging or pledging transactions by executive officers permitted
Responsibly manage allocation of equity compensation	No guaranteed retention bonuses
Maintain guidelines for significant stock ownership by our NEOs	No liberal change in control definitions
Set multi-year vesting periods for equity awards	Do not have compensation practices that encourage unnecessary and excessive risk taking
Have a recoupment policy for incentive compensation	Do not provide dividends or dividend equivalents on unearned Performance Share Units ("PSUs") or Restricted Share Units ("RSUs") until vested
Regularly engage with stockholders on compensation and governance matters
Use an independent compensation advisor
Have a compensation committee composed of independent directors
Mitigate undue risk in compensation programs
Response to 2015 Say-on-Pay Vote
At the 2015 annual stockholder meeting approximately 31% of votes cast were in favor of our advisory Say-on-Pay proposal. Although stockholders are not being asked to vote on a Say-on-Pay proposal at this Annual Meeting since a triennial vote has previously been approved by stockholders, as discussed in the proxy statement for our 2016 annual meeting of stockholders, the results of the Say-on-Pay proposal in 2015 caused us to initiate a constructive dialogue with our stockholders, including the substantial majority of our significant institutional stockholders on the subject of compensation.
In July 2015, our Compensation Committee engaged an independent compensation consultant, Deloitte Consulting LLP (“Deloitte Consulting”) and spent considerable time reviewing our compensation programs to design a framework that was more directly performance-based, which was implemented beginning in 2016.

What We Heard	Applies to	Modifications Beginning in 2016
We used the same metrics for the short-term and long-term incentives.	Messrs. Kanas and Singh	• We now utilize different performance metrics for our annual incentive (short-term) and long-term incentive plans.
No performance metric was directly tied to stockholder return.	Messrs. Kanas and Singh	• The long-term incentive award includes a relative three-year total stockholder return metric.
Performance-based only on one-year period.	Messrs. Kanas and Singh
• Executive's target compensation includes a discretionary grant of PSUs, with the number of units earned determined based on actual performance measured over a three-year period.
• The executive is eligible to receive a discretionary grant of RSUs that vest over three years based on continued service.

Performance periods were not aligned with the fiscal year.	Messrs. Kanas and Singh	• All performance periods are based on the Company’s fiscal year.
Not enough of total compensation was performance-based.	All NEOs
• The majority of our NEOs are compensated under performance-based plans and have a substantial portion of their compensation tied to performance.
• We have discontinued the use of retention bonuses for our executive officers.

Dividends should not be paid on unearned performance shares.	Messrs. Kanas and Singh	• We do not pay dividends or dividend equivalents on unearned performance shares.
By adopting and implementing in 2016 the modifications to our compensation programs described above, we believe our Compensation Committee responded to the 2015 say-on-pay vote in a manner that addresses stockholder concerns and better aligned our executive compensation programs with leading market and corporate governance practices.
Our Compensation Committee has continued its work with Deloitte Consulting and believes that our executive compensation programs continue to emphasize performance-oriented components that reward strong results and align the interests of our executive management team and our stockholders.
We continue to have active discussions with our institutional stockholders regarding our executive compensation programs. Our management team frequently engages with investors and remains responsive to their concerns.

HOW WE SET COMPENSATION
Role of Compensation Committee in Setting Named Executive Officer Compensation
Our Compensation Committee, which is composed entirely of independent directors, is responsible for overseeing the development of and approving compensation and benefits amounts paid to our NEOs and non-employee directors, and administering our incentive plans, which includes the determination of performance metrics, grant amounts and vesting terms of awards under such plans. In addition, our Compensation Committee is responsible for the development and approval of the employment agreements with Messrs. Kanas and Singh. Our Compensation Committee is responsible for determining whether our executive compensation policies are reasonable and appropriate, meet the stated objectives of those policies and effectively serve the best interests of the Company and our stockholders. Our Compensation Committee has discretion to approve, disapprove or modify recommendations made by our Chief Executive Officer. Our Chief Executive Officer is not present during deliberations or voting by our Compensation Committee relating to his own compensation.
Role of Compensation Consultant
Pursuant to its charter, our Compensation Committee may, in its sole discretion, retain or obtain the advice and assistance of a compensation consultant, legal counsel or other adviser. Our Compensation Committee may retain or obtain the advice of an adviser only after taking into consideration factors related to that person’s independence from management, including each of the factors it is required to take into consideration under the Corporate Governance Standards of the New York Stock Exchange, subject to limited exceptions. Our Compensation Committee is responsible for the appointment, compensation, and oversight of any adviser it retains. The Company is obligated to provide appropriate funding for the compensation of any such adviser.
In July 2015, our Compensation Committee, working with Deloitte Consulting, conducted a review of industry-specific employment agreements and assisted in the redesign of the Chief Executive Officer and Chief Operating Officer employment agreements including target compensation levels, annual incentives and long-term incentive plan framework for 2016 and future periods. Deloitte Consulting further developed an industry peer group of 17 companies (now 16 due to the acquisition of City National Bank by Royal Bank of Canada) that are similar in business model and size in terms of total assets and market capitalization, conducted a competitive assessment of our executive compensation program and provided advice on compensation design, pay mix and competitive market levels.
The Compensation Committee further engaged Deloitte Consulting in the fall of 2016 in connection with the promotion of Mr. Singh to President and Chief Executive Officer ("CEO") to conduct a review of the Company's executive compensation program for the CEO and to provide market compensation data for Mr. Singh's new role as President and CEO. Deloitte Consulting reviewed target total direct compensation, including base salary, annual incentive and long-term incentives of CEO's in the 16 company peer group. Deloitte further examined compensation practices for internally promoted CEOs at 13 banks and financial services companies with median total assets of $22 billion. The compensation data for the internally promoted CEOs was effective for CEO start dates in 2014 and 2015.
In early 2017, the Compensation Committee engaged Deloitte Consulting to review the competitiveness of the Company's compensation packages for Ms. Lunak and Mr. Cornish.

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Key Developments in 2016
Messrs. Kanas and Singh have a compensation structure that has historically differed from our other NEOs. Messrs. Kanas and Singh entered into employment agreements with us initially in July 2009. In August 2012, these employment agreements were amended and restated. Those employment agreements expired on June 30, 2015 and our Compensation Committee engaged Deloitte Consulting to assist with providing guidance on the design of new employment agreements. On February 2, 2016, the Compensation Committee approved employment agreements by and between the Company and each of Messrs. Kanas and Singh, effective January 1, 2016. On May 6, 2016, the employment agreements were amended to remove terms that provided for a guaranteed level of performance or time-vested equity awards.
Mr. Kanas retired from the Company on December 31, 2016. In connection with Mr. Kanas' retirement, on December 29, 2016, Mr. Kanas entered into an advisor and restrictive covenant agreement to provide for advisory services to the Company for two years following his retirement date.
Mr. Singh's employment agreement was amended on January 4, 2017 to reflect a three-year term commencing January 1, 2017.
Overview
Our compensation philosophy is designed to retain talent and align pay with performance of the Company. The following table lists and describes the purpose of the key elements of compensation for our NEOs:

Element of Pay	Description	Purpose
Base Salary	Fixed cash compensation
To attract and retain key executive talent by providing a level of income security for services rendered during the fiscal year.

Designed to compensate each executive for the experience, education, responsibilities and other qualifications of the executive that are essential to the specific role the executive serves within our Company, while remaining competitive in the labor market.

Annual Incentive Award
Performance-based cash payment based on financial, operational and strategic metrics.

Certain of our NEOs, other than our CEO, CFO and COO, may receive discretionary annual cash awards.

Granted pursuant to our Annual Incentive Plan and are determined by the Compensation Committee. The Annual Incentive Plan was last approved by our stockholders at our 2013 annual meeting.
To motivate executive officers to achieve the Company's annual strategic and financial goals and reward individual performance.

Element of Pay	Description	Purpose
Long-term equity-based compensation
A combination of performance-based and time-based share awards with multi-year vesting periods. Performance awards are based on financial, operational and strategic metrics and shareholder return.

Certain of our NEOs may be eligible to receive discretionary time-based share awards based on individual performance, at the discretion of the Compensation Committee.

To align long-term interests of executives and stockholders, provide an appropriate balance of at-risk compensation that incentivizes long-term value creation and retention, foster employee stock ownership and strengthen retention among our executives.

Retirement Plans and Perquisites
All of our full-time and part-time employees are eligible to participate in our 401(k) retirement plan under which we provide a matching feature.

Certain of our employees (including our NEOs) are eligible to participate in our Nonqualified Deferred Compensation Plan.

In 2016, Messrs. Kanas, Singh and Starr each received a car allowance and Messrs. Kanas and Singh were provided with a company-paid driver. In addition, pursuant to Mr. Singh’s employment agreement, the Company pays all premiums on and otherwise maintains in good standing a second to die split-dollar life insurance arrangement providing for a death benefit of $15 million.

To be competitive with the benefits offered to companies with which the Company competes for talent and enable employees to better focus on their duties to the Company.
Performance Peer Group
2016 Peer Group
The Compensation Committee, working with Deloitte Consulting, developed our peer group in July 2015. We used this peer group during 2016, except City National Bank was excluded in connection with its acquisition by Royal Bank of Canada at the end of 2015.
The members of the 2016 peer group are as follows:

Astoria Financial Corp.	PacWest Bancorp
BancorpSouth	People's United Financial
Cullen/Frost Bankers	PrivateBancorp
Everbank Financial Corp.	Prosperity Bancshares
First Republic Bank	Signature Bank
Iberiabank Corp.	Texas Capital Bancshares
Investors Bancorp	Valley National Bancorp
New York Community Bancorp	Western Alliance Bancorporation

The Compensation Committee does not seek to pay compensation at a specific level relative to the peer group, but considers it as one of many factors in making compensation decisions.

2016 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Overview
There are four primary components of pay in our executive compensation program. The Annual Incentive award and the Long-Term Incentive Plan ("LTIP") Performance-Based award are "at risk" or contingent upon corporate performance. The LTIP Time-Based award is granted at the discretion of the Compensation Committee.
Compensation for Messrs. Kanas and Singh
On February 2, 2016, the Compensation Committee approved employment agreements by and between the Company and each of Messrs. Kanas and Singh. Each employment agreement has a three-year term, commencing as of January 1, 2016, which may be extended by mutual agreement of the parties (the “Employment Term”). If the Employment Term would expire on or following the date of the first public announcement of a transaction or other event that would constitute a change in control (such announcement, a “Public Announcement”) and prior to consummation of such change in control, the Employment Term would automatically extend for a period of one year from the date the Employment Term would otherwise have expired, except that the Employment Term would end if such potential change in control were terminated or abandoned. The employment agreements contemplate that, during the Employment Term, Mr. Kanas would serve as Chief Executive Officer of the Company, reporting to our Board, and Mr. Singh would serve as the Chief Operating Officer of the Company, reporting to the Chief Executive Officer; however, as noted above, Mr. Kanas retired as President and Chief Executive Officer of the Company effective December 31, 2016 and was succeeded by Mr. Singh.
2016 Base Salaries
Pursuant to their employment agreements, in 2016, Messrs. Kanas and Singh received base salaries of $1,300,000 and $700,000, respectively.
Overriding Performance Condition
If the Company fails to be well-capitalized in any year, as defined by the applicable federal banking regulator for purposes of the prompt corrective action provisions of the Federal Deposit Insurance Act, no performance-based awards will be payable or granted to Messrs. Kanas and Singh, regardless of the Company having met the established performance criteria. In addition, the Compensation Committee reserves the right to use its discretion to adjust the financial results of the Company for unplanned or unforeseen events that impact financial statements, such as acquisitions, material unusual items and changes in legislation. Such adjustments would also be applied to the peers to allow for relative performance comparisons.
2016 Annual Cash Incentive Award
Consistent with their employment agreements, each year, the Compensation Committee sets the performance criteria that are used to calculate annual incentive awards for Messrs. Kanas and Singh. For 2016, the Compensation Committee set the following criteria measured against the 2016 Peer Group:

•	Relative year-over-year percentage growth in new loans and leases

•	Relative year-over-year percentage growth in deposits

•	Relative year-over-year percentage growth in operating net income

•	Relative ratio of non-performing assets (excluding covered assets) to total assets

•	Relative ratio of the allowance for loan and lease losses to non-performing loans (excluding covered loans)

The Company receives a percentile ranking among its peer group for each of the defined metrics. All of the performance metrics are weighted equally for purposes of determining the annual incentive payout. The amount awarded is determined based on the average percentile ranking ("APR") in accordance with the following grid. Performance at or above the 85th percentile of the defined peer group would result in maximum payout.

APR	Payout (% of Target)	John A. Kanas	Rajinder P. Singh
0% - 44%	—%
45% - 64%	75%
65% - 84%	100%	$1,950,000	$1,050,000
85% - 100%	150%
Results for 2016 are summarized below:

	2016 Loan Growth	2016 Deposit Growth	December 31, 2016 NPA Ratio	2016 Operating Net Income Growth	December 31, 2016 Reserve Coverage Ratio	APR
BankUnited	18.66%	15.07%	0.51%	11.13%(1)	113.68%
Percentile Ranking	94.40%	82.40%	71.00%	60.40%	50.00%	71.64%

(1)
In calculating the percentage growth in operating net income for 2016, at its discretion, the Compensation Committee adjusted GAAP net income for the year ended December 31, 2015 by $49 million, representing the impact of a discrete income tax benefit, net of related professional fees. GAAP net income for the year ended December 31, 2016 was not adjusted.

•	For the year ended December 31, 2016, the APR was calculated at 71.64% resulting in the target payouts of $1,950,000 and $1,050,000 for Messrs. Kanas and Singh, respectively.
2016 LTIP Time-Based Award
In 2016, Messrs. Kanas and Singh were eligible to receive an annual grant of time-based restricted share units (“RSUs”), designed to align their interests with the interests of stockholders, promote retention and provide appropriate balance of at-risk compensation. On February 11, 2016, the Compensation Committee awarded Mr. Kanas 40,285 RSUs, with a fair market value of $1,202,507, and Mr. Singh 17,588 RSUs, with a fair market value of $525,002. The RSUs vest over a three-year term with continued service. The first one-third vested on December 31, 2016, and one-third will vest on each of December 31, 2017 and 2018.
2016 LTIP Performance Award - Performance Period January 1, 2016 - December 31, 2018
In 2016, Messrs. Kanas and Singh were eligible to receive an annual grant of performance share units (“PSUs"), which are designed to motivate them to create long-term value for our stockholders. The performance period for the PSUs granted in 2016 commenced on January 1, 2016 and will end on December 31, 2018.

•
Performance will be measured based on the achievement relative to specified peer companies of three equally-weighted performance metrics determined by the Compensation Committee: operating net income growth, total stockholder return and net charge-off ratio.

•	Operating net income growth and net charge-off ratio are measured against the 2016 Peer Group and total stockholder return is measured against the banks in the KBW Regional Bank Index.

•	The performance share award was denominated in a target number of shares at the beginning of the performance period based on the target value of the performance award and the fair market value of the

Company's common stock at the grant date. The actual number of shares earned will be determined at the end of the three-year measurement period based on actual performance.

•	Maximum awards will reflect performance at or above the top third of the defined peer groups.

•	Payouts are capped at 150% of the executive’s target award value.
Targets for Performance-Based Awards (PSUs) Granted in 2016

	Low	Target	Target Shares	Maximum	Maximum Shares
John A. Kanas	$—	$1,202,500	40,285	$1,803,750	60,428
Rajinder P. Singh	$—	$525,000	17,588	$787,500	26,382
Target compensation for Messrs. Kanas and Singh in 2016 was 56% performance-based.
Compensation for Leslie N. Lunak and Thomas M. Cornish
Ms. Lunak and Mr. Cornish have not entered into employment agreements, but they are participants under a new compensation plan that ties a substantial portion of their total compensation to performance. The components of Ms. Lunak’s and Mr. Cornish’s compensation for 2016 included base salary, an annual performance-based cash award and a performance-based LTIP equity award.
Leslie N. Lunak
Base Salary

•	Ms. Lunak received a base salary of $400,000 in 2016.
2016 Annual Cash Incentive and LTIP Performance-Based Award

•
For the 2016 fiscal year, both of Ms. Lunak's annual cash incentive and long-term incentive award were tied to the same performance metrics as Messrs. Kanas and Singh’s annual incentive program. Target compensation for Ms. Lunak for 2016 was 65% performance-based.

•	Based on an APR of 71.64%, Ms. Lunak earned an annual incentive at the target level of $350,000 and an LTIP Performance award at the target level of $400,000.

•
Ms. Lunak's 2016 LTIP Performance-Based award is in the form of restricted shares which will vest in equal installments over a three-year period from the date of grant. Additional information about the LTIP Bonus Awards is contained in the table headed "—2016 Grants of Plan-Based Awards."

Thomas M. Cornish
Base Salary

•	Mr. Cornish received a base salary of $500,000 in 2016.
2016 Annual Cash Incentive and LTIP Performance-Based Award

•	For 2016, both Mr. Cornish's annual cash incentive and long-term incentive award were determined based on two equally weighted performance metrics:

▪	Loan growth in the Florida market compared to targeted growth, subject to a non-performing loans ratio qualifier;

▪	Deposit growth in the Florida market compared to targeted growth, subject to a cost of funds qualifier.

•	Target compensation for Mr. Cornish for 2016 was 71% performance-based.

•
Mr. Cornish's 2016 LTIP Performance award is based on annual performance targets combined with long-term vesting. The award is in the form of restricted shares which will vest in equal installments over a three-year period. Additional information about the LTIP Bonus Awards is contained in the table headed see "—2016 Grants of Plan-Based Awards."

Established Performance Metrics:

Loan Growth
% of Target	Growth %	Annual Cash Incentive	Value of LTIP
>=150%	48%	$400,000	$433,333
100%	32%	$300,000	$325,000
75%	24%	$225,000	$243,800
<75%	—%	$—	$—

Deposit Growth
% of Target	Growth %	Annual Cash Incentive	Value of LTIP
>=150%	24%	$400,000	$433,333
100%	16%	$300,000	$325,000
75%	12%	$225,000	$243,800
<75%	—%	$—	$—
Results achieved between 75% and 150% of targeted growth levels are interpolated based on the above grids. Neither the non-performing loans ratio qualifier nor the cost of funds qualifier impacted 2016 results.

	ACTUAL PAYOUT
	Results	Annual Cash Incentive	Value of LTIP	LTIP Performance Shares
Loan Growth	27.97%	$291,256	$315,527	7,726
Deposit Growth	15.53%	$262,206	$284,056	6,956
Compensation for Jeffrey Starr
Base Salary

•	Mr. Starr received a base salary of $375,000 in 2016.
Discretionary Cash Incentive Award and Restricted Stock Award
In 2016, Mr. Starr was not subject to specific performance goals, but was eligible to receive a discretionary cash incentive and a restricted stock award. Mr. Starr's incentive amounts were determined in accordance with the Company's Policy on Incentive Compensation Arrangements, which provides that incentive amounts are to be based on the past, present and expected future contributions of an employee or group of employees to the overall success, safety and soundness of the organization. Factors considered by the Compensation Committee in evaluating those contributions include, among other things: overall individual performance, overall organizational performance, individual contribution to organizational performance, business segment performance, successful completion of projects or initiatives and level of individual responsibilities. The Company's Policy on Incentive Compensation Arrangements is designed to balance risk and financial, operational and strategic results in a manner that does not encourage employees to expose the Company to imprudent risks.
On February 28, 2017, the Compensation Committee awarded Mr. Starr a cash incentive award of $237,500 and 12,000 restricted shares for his performance in 2016 and overall contribution to the Company. Mr. Starr's restricted stock will vest in three equal installments on each of March 1, 2018, 2019 and 2020.
COMPENSATION DECISIONS IN CONNECTION WITH MANAGEMENT TRANSITION
Mr. Singh’s Employment Agreement and Retention Grant
In connection with Mr. Singh becoming President and Chief Executive Officer on January 1, 2017, the Company amended his employment agreement, dated February 2, 2016, to reflect a three-year term commencing January 1, 2017, the change in his title and reporting relationship and the increase in his annual base salary effective January 1, 2017. In addition, in recognition of Mr. Singh's promotion, on December 29, 2016, the Company granted him a one-time promotional award of 39,979 RSUs, which will vest in full on the fifth anniversary of the grant date, subject to Mr. Singh's continued employment with the Company through such date, or upon an earlier change in control or qualifying termination of employment.
Mr. Kanas’ Advisor and Restrictive Covenant Agreement
At the request of the Company, in connection with Mr. Kanas' retirement on December 31, 2016, Mr. Kanas entered into an advisor and restrictive covenant agreement to provide advisory services to the Company for two years following his retirement date. In addition, Mr. Kanas agreed to extend the duration and broaden the scope of the restrictive covenants, including non-competition and customer non-solicitation restrictions, applicable to him following his retirement. Under the agreement, in consideration for the advisory services, the Company agreed to provide Mr. Kanas with an annual fee of $200,000, office and administrative support, access to healthcare benefits at Mr. Kanas' expense and the opportunity to continue to vest in outstanding equity incentive awards (subject to the achievement of performance goals for any performance-vesting awards).
OTHER CONSIDERATIONS
Equity Ownership Requirement
We believe that requiring members of our senior management to invest and maintain ownership in our Company better aligns their interests with the interests of our stockholders and adopted a policy for certain executive officers at the time of our initial public offering. The policy was amended in March 2016 to include ownership requirements for all other NEOs. The policy provides that so long as the executive is employed and a NEO, the executive will not sell equity if, after giving effect to such sale, his or her respective retained equity (including vested and unvested equity, including options) has a value that is less than the required multiple for his/her salary.
We benchmarked our guidelines against our peer group and amended the policy on February 28, 2017. Our current guidelines require:

Named Executive Officer	Minimum Equity Ownership
Chief Executive Officer	6 times base salary
All Other Named Executive Officers	3 times base salary
The NEOs have three years from the effective date of the amended policy to meet their target ownership level requirement. The stock ownership requirement may be satisfied by:

•	Vested and unvested common stock

•	Vested and unvested stock options
All of our NEOs currently comply with their target ownership.
Recoupment Policy
On March 31, 2016, we adopted a recoupment policy, which provides that, if we are required to prepare an accounting restatement of our financial statements due to material noncompliance with any reporting requirement, our Board (or a committee thereof) may require reimbursement or forfeiture of incentive-based compensation received by any of our current or former executive officers during the three-year period preceding the date on which we are required to prepare the accounting restatement. The amount to be recouped is based on the excess of the amount of incentive-based compensation paid based on the erroneous financial information over the amount that would have been paid based on the financial information as restated. This policy is in addition to our ability to seek reimbursement or forfeiture of compensation pursuant to the terms of any plan, policy or agreement or applicable law.
Anti-Hedging and Anti-Pledging of Company Securities
The Company has an anti-hedging and anti-pledging policy which prohibits directors and executive officers of the Company from engaging in hedging transactions such as (but not limited to) zero-cost collars, equity swaps, and forward sale contracts in the Company’s securities as well as pledging the Company's securities as collateral for a loan or from holding securities in a margin account. Other employees are restricted from engaging in these transactions while in possession of material non-public information regarding the Company.
Tax Implications
Section 162(m) of the Internal Revenue Code ("Section 162(m)") generally disallows a federal tax deduction to public companies for compensation greater than $1 million paid in any tax year to specified executive officers unless the compensation is "qualified performance-based compensation" under that section. Certain of our compensation arrangements are designed to permit us to grant awards that may qualify as "qualified performance-based compensation"; however, due to the complexity of Section 162(m), it is possible that awards intended to qualify for the tax deduction may not so qualify. Furthermore, our Compensation Committee believes that the tax deduction is only one of several relevant considerations in setting executive compensation. Accordingly, our Compensation Committee may, in certain circumstances, approve compensation arrangements that provide for compensation that is not deductible for federal income tax purposes.
Compensation Risk Assessment
At least annually, our Compensation Committee assesses the compensation policies and practices applicable to our employees, including our executive officers, and considers whether such policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

We believe our compensation programs strike the appropriate balance between the short-term and long-term performance of the Company. We consider the potential risks in our business when designing and administering our compensation programs, and we believe our balanced approach to performance measurement and compensation decisions mitigates the risk that employees, including our executive officers, will be encouraged to undertake excessive or inappropriate risk. The Company's compensation program also is subject to internal controls, and we rely on principles of sound governance and good business judgment in administering our compensation programs.
Based on its assessment in 2016, our Compensation Committee has determined, in its reasonable business judgment, that the Company's compensation policies and practices as generally applicable to its executive officers and employees do not create risks that are reasonably likely to have a material adverse effect on the Company and instead promote behaviors that support long-term sustainability and stockholder value creation.

COMPENSATION COMMITTEE REPORT
The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee
Michael J. Dowling, Chair
Tere Blanca
Eugene F. DeMark
Sanjiv Sobti, Ph.D.

Summary Compensation Table for 2016
The following summary compensation table sets forth the total compensation paid or accrued for the years 2014, 2015 and 2016 to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)(2)(3)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)		Total ($)

John A. Kanas	2016	1,300,000	—	2,405,015	1,950,000	299,742	(6)	5,954,757
Chairman, President and Chief Executive Officer	2015	—	—	1,020,029	4,815,000	196,100		6,031,129
	2014	—	1,500,000	1,020,000	1,870,000	262,278		4,652,278
Leslie N. Lunak	2016	400,000	—	383,875	350,000	11,925	(7)	1,145,800
Chief Financial Officer	2015	400,000	332,500	391,875	—	11,925		1,136,300
	2014	400,000	332,500	393,000	—	11,700		1,137,200
Rajinder P. Singh	2016	700,000	—	2,550,016	1,050,000	421,700	(8)	4,721,716
Chief Operating Officer	2015	500,000	—	500,014	1,750,000	75,000		2,825,014
	2014	500,000	750,000	500,003	500,000	108,786		2,358,789
Thomas M. Cornish	2016	500,000	—	614,200	553,462	11,925		1,679,587
President, Florida Region BankUnited, N.A.	2015	500,000	600,000	627,000	—	11,925	(9)	1,738,925
Jeffrey Starr	2016	375,000	237,500	368,520	—	23,925	(10)	1,004,945
President, New York Region BankUnited, N.A.	2015	375,000	237,500	376,200	—	23,925		1,012,625
	2014	375,000	237,500	377,280	—	11,700		1,001,480

(1)	2016 - For Mr. Starr, represents a discretionary bonus earned for the performance rendered in 2016 and paid during the first quarter of 2017.

(2)
Amounts shown do not reflect the compensation actually realized in 2016 by the named executive officers. Instead, amounts represent the aggregate grant date fair value of performance and restricted shares granted to the named executive officers calculated in accordance with FASB ASC Topic 718. For additional information on the assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 14 in the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

(3)
For employees other than Messrs. Kanas and Singh, we typically grant stock awards early in the year as part of total year-end compensation awarded for prior year performance. As a result, the amounts for stock awards generally appear in the Summary Compensation Table for the year after the performance year upon which they were based. On February 12, 2016, Ms. Lunak was awarded 12,500 restricted shares, Mr. Cornish 20,000 restricted shares and Mr. Starr 12,000 restricted shares for their performance in the 2015 fiscal year and overall contributions to the Company.

(4)
On February 11, 2016, the Compensation Committee awarded (a) Mr. Kanas 40,285 RSUs and 40,285 PSUs and (b) Mr. Singh 17,588 RSUs and 17,588 PSUs. On December 29, 2016, Mr. Singh received a one-time promotional award of 39,979 RSUs scheduled to vest in full on December 29, 2021. Assuming satisfaction of performance conditions at the maximum level, the PSUs granted to (x) Mr. Kanas would have had a grant date fair value of $1,803,750 (as opposed to the target grant date fair value of $1,202,500 reported above) and (y) Mr. Singh would have had a grant date fair value of $787,500 (as opposed to the target grant date fair value of $525,000 reported above).

(5)	For each of Messrs. Kanas, Singh and Cornish and Ms. Lunak, 2016 amounts reflect a performance-based cash incentive award earned on December 31, 2016 and paid in 2017.

(6)
Includes contributions of $11,925 and $179,100 made by us on Mr. Kanas' behalf to our 401(k) plan and Nonqualified Deferred Compensation Plan, respectively, $21,824 for an automobile allowance, $81,648 for a driver allowance, and $5,245 for personal use of the Company's aircraft.

(7)	Represents a contribution of $11,925 made by us on Ms. Lunak's behalf to our 401(k) plan.

(8)
Includes contributions of $11,925 and $56,250 made by us on Mr. Singh's behalf to our 401(k) plan and Nonqualified Deferred Compensation Plan, respectively, $42,533 for an automobile allowance, $73,488 for a driver allowance and $237,504 representing imputed income related to Mr. Singh's split-dollar life insurance arrangement and the expense recorded by the Company in 2016 for the associated post-retirement benefit.

(9)	Represents a contribution of $11,925 made by us on Mr. Cornish's behalf to our 401(k) plan.

(10)	Represents a contribution of $11,925 made by us on Mr. Starr's behalf to our 401(k) plan and $12,000 for an automobile allowance.
Grants of Plan-Based Awards
The following table sets forth certain information with respect to the plan-based awards granted to each of our named executive officers during 2016.
2016 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John A. Kanas	2/11/2016	—	1,950,000	2,925,000	—	40,285	60,428	40,285	2,405,015
Leslie N. Lunak	2/12/2016	—	—	—	—	—	—	12,500	383,875
	3/30/2016	—	350,000	466,700	$—	$400,000	$533,332	—	750,000
Rajinder P. Singh	2/11/2016	—	1,050,000	1,575,000	—	17,588	26,382	17,588	1,050,004
	12/29/2016	—	—	—	—	—	—	39,979	1,500,012
Thomas M. Cornish	2/12/2016	—	—	—	—	—	—	20,000	614,200
	3/30/2016	—	600,000	800,000	$—	$650,000	$866,645	—	1,250,000
Jeffrey Starr	2/12/2016	—	—	—	—	—	—	12,000	368,520

(1)
Represents PSUs granted under the BankUnited, Inc. 2014 Omnibus Equity Incentive Plan. These PSUs are based on a three-year performance period from January 1, 2016 through December 31, 2018. Each PSU represents the right to receive, at settlement, and at the discretion of the plan administrator, one share of common stock or cash in an amount equal to the fair market value of one share of common stock. At the time of settlement, the NEO will be eligible to receive a dividend award in an amount equal to the dividends that would have been paid during the performance period but only to the extent the underlying award vests. At the discretion of the plan administrator, the dividend award can be settled in cash equal to the dividend award, or shares having a fair market value equal to such dividend award.

(2)
Represents RSUs and restricted share awards granted under the BankUnited, Inc. 2014 Omnibus Equity Incentive Plan. In the case of Messrs. Kanas and Singh, one-third of the RSUs vested on December 31, 2016 and the unvested portion of the awards will vest in equal installments on December 31, 2017 and December 31, 2018. For Mr. Singh, an additional one-time promotional award of 39,979 RSUs was awarded on December 29, 2016 and will vest in full on December 29, 2021. Each RSU represents the right to receive, at settlement, and at the discretion of the plan administrator, one share of common stock or cash in an amount equal to the fair market value of one share of common stock. At the time of settlement, the NEO will be eligible to receive a dividend award in an amount equal to the dividends that would have been paid prior to settlement. At the discretion of the plan administrator, the dividend award can be settled in cash equal to the dividend award, or shares having a fair market value equal to such dividend award.

On February 12, 2016, Ms. Lunak was awarded 12,500 restricted shares, Mr. Cornish 20,000 restricted shares and Mr. Starr 12,000 restricted shares for their performance in the 2015 fiscal year and overall contributions to the Company. The shares vest in equal, annual installments on the first three anniversaries of the date of grant, subject to continued employment through the applicable vesting dates, and participate in dividends declared on common shares.

(3)
Represents the fair value of RSUs and stock awards based on the closing price of the Company's common stock at the date of grant pursuant to FASB ASC Topic 718. For additional information on the assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 14 in the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2016. For performance-based awards, the amount included is based on the probable outcome of performance conditions which is equal to the target amount.

(4)
For each of Ms. Lunak and Mr. Cornish, equity incentive plan awards were denominated in dollars. These awards were settled in the form of restricted shares based on the stock price on the date of payment.

Outstanding Equity Awards at Fiscal Year-End
The following table shows grants of equity awards outstanding on December 31, 2016 for each of our named executive officers.
Outstanding Equity Awards at 2016 Fiscal Year-End

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Units/Shares of Stock That Have Not Vested (6)		Market Value of Units/Shares of Stock That Have Not Vested (6)	Number of Unearned Units/Shares or Other Rights That Have Not Vested		Market or Payout Value of Unearned Units/Shares or Other Rights That Have Not Vested (6)
John A. Kanas	2,226,258	—	27.00	2/2/2021	36,171	(1)	1,363,285	40,285	(7)	1,518,342
Leslie N. Lunak	18,000	—	22.24	11/17/2020	25,000	(2)	942,250	—		—
Rajinder P. Singh	989,448	—	27.00	2/2/2021	56,270	(3)	2,120,816	17,588	(7)	662,892
Thomas M. Cornish	—	—	—	—	66,666	(4)	2,512,642	—		—
Jeffrey Starr	—	—	—	—	24,000	(5)	904,560	—		—

(1)	9,315 performance shares scheduled to vest on June 30, 2017 and 26,856 RSUs scheduled to vest in two equal installments on December 31, 2017 and 2018.

(2)	12,500 shares vested on February 12, 2017. For 12,500 shares, 8,333 scheduled to vest on February 12, 2018 and 4,167 scheduled to vest on February 12, 2019.

(3)
4,566 performance shares scheduled to vest on June 30, 2017, 5,862 RSUs scheduled to vest on December 31, 2017; 5,863 RSUs scheduled to vest on December 31, 2018 and 39,979 scheduled to vest on December 29, 2021.

(4)	13,333 shares vested on February 12, 2017 and 33,333 vested on March 17, 2017. 13,333 shares scheduled to vest on February 12, 2018 and 6,667 scheduled to vest on February 12, 2019.

(5)	12,000 shares vested on February 12, 2017. For 12,000 shares, 8,000 scheduled to vest on February 12, 2018, and 4,000 scheduled to vest on February 12, 2019.

(6)	Based on the $37.69 closing price of our common stock on December 31, 2016.

(7)
2016 PSUs (Performance not yet achieved). Vesting is based on our Company’s achievement relative to specified peer companies of three equally-weighted performance metrics determined by the Compensation Committee: operating net income growth, total stockholder return and net charge-off ratio over a three-year period ending December 31, 2018.  See the description of the 2016 PSUs and vesting terms in "2016 LTIP Performance Award - Performance Period January 1, 2016 - December 31, 2018."

Vesting of Restricted Stock and RSUs
The following table contains information regarding the exercise of stock options and vesting of restricted stock and RSUs by our named executive officers, during fiscal year 2016. None of our named executive officers exercised stock options during 2016.
2016 Stock Awards Vested

	Number of Units/Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (1)
John A. Kanas	20,521	(2)	630,405
	13,429	(3)	506,139
Leslie N. Lunak	8,333	(4)	255,906
Rajinder P. Singh	10,059	(2)	309,012
	5,863	(3)	220,976
Thomas M. Cornish	40,000	(4)	1,382,398
Jeffrey Starr	8,000	(4)	245,680

(1)	The value is equal to the closing market price of a share of our common stock on the vesting date, multiplied by the number of shares vesting or acquired on such date.

(2)	Represents performance shares vested pursuant to the terms of performance share award agreements.

(3)
Represents RSUs that vested in December 2016. Receipt of the shares represented by the RSUs is deferred, and the vested RSUs represent the right to receive, at settlement, one share of common stock or cash in an amount equal to the fair market value of one share of common stock.

(4)	Represents restricted shares vested pursuant to the terms of restricted stock award agreements.
Nonqualified Deferred Compensation
Nonqualified Deferred Compensation Table for 2016

	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE
	($)(1)	($)(2)	($)	($)	($)(3)
John A. Kanas	1,990,000	179,100	218,040	196,502	4,192,085
Leslie N. Lunak	286,250	—	49,990	—	929,643
Rajinder P. Singh	937,500	56,250	162,598	102,606	2,909,172
Thomas M. Cornish	90,000	—	4,923	—	94,923
Jeffrey Starr	23,750	—	2,831	—	51,581

(1)
The full amount of the contribution for Messrs. Kanas, Singh, Cornish and Starr and Ms. Lunak to the Nonqualified Deferred Compensation Plan is reflected as compensation earned as part of each executive's "Salary", and/or "Bonus" or "Non-Equity Incentive Plan Compensation" in 2016 in the "-Summary Compensation Table for 2016."

(2)
Amounts reflect our contributions, if any, to the Nonqualified Deferred Compensation Plan for the applicable named executive officer. These amounts are also reported in the "All Other Compensation" column of "-Summary Compensation Table for 2016."

(3)
These amounts include amounts previously reported in the Summary Compensation Table as "Salary," "Bonus," "Non-Equity Incentive Plan Compensation" or "All Other Compensation" for years prior to 2016, in the following aggregate amounts: $1,201,275 for Mr. Kanas, $1,401,411 for Mr. Singh, $566,251 for Ms. Lunak and $23,750 for Mr. Starr.

Our Nonqualified Deferred Compensation Plan allows each named executive officer the ability to defer up to 100% of their salary and cash bonus or incentives. Each of Messrs. Kanas and Singh is eligible to receive company matching contributions under the plan. For the 2016 plan year, we contributed an amount equal to one hundred percent of the first one percent plus seventy percent of the next five percent of eligible compensation that Messrs. Kanas and Singh elected to defer under the plan. Amounts deferred by a named executive officer are vested at all times and amounts that we contribute on the executive's behalf will become vested upon the earlier to occur of a change in control (as defined in the plan), the executive's death, disability, attainment of "Normal Retirement Age" under our 401(k) plan or completion of two years of service. The Company credits each participant's account with income based on either an annual interest rate determined by the Company's Compensation Committee, ranging from 6.08% to 6.67% in 2016, or returns of selected investment portfolios, as elected by the participant. Amounts deferred under our Nonqualified Deferred Compensation Plan are distributed upon a date specified by the executive, which may be no earlier than January 1 of the third plan year following the plan year in which the compensation would have otherwise been paid to the executive, or upon the earliest to occur of the executive's separation from service, disability or a change in control.
Potential Payments Upon Termination or Change-in-Control
The employment arrangements with our named executive officers provide for certain severance payments and benefits, to the extent applicable, in the event of a termination of employment as described below:
Employment Agreements with Messrs. Kanas and Singh
The employment agreements with Mr. Singh and, until his retirement, Mr. Kanas provide that, in the event of the executive’s termination of employment by the Company without Cause or by the executive for Good Reason (as defined in the employment agreements) during the Employment Term, the applicable executive would be entitled to receive, subject to the executive’s execution of a release of claims against the Company, (i) payment of an amount equal to two times the sum of the applicable executive’s base salary and Target Annual Incentive (or three times such sum if termination occurs on or following a change in control); (ii) payment of the executive’s prorated annual incentive award based on actual performance for the year of termination (or a prorated annual incentive award based on target performance if termination occurs on or following a change in control); (iii) full vesting of the restricted share unit awards (and any other time-based equity awards); (iv) vesting of the performance unit awards (and any other performance-based equity awards) based on actual achievement for the performance criteria (or, if the termination occurs following a Public Announcement, the performance unit awards will convert into a time-based restricted stock unit award (with the number of units determined based on the award agreement) that vest on the later of the change in control and the date of termination); (v) continued coverage under the Company’s group health plans at the Company’s expense for up to 24 months following termination; and (vi) continuation of Mr. Singh's split-dollar life insurance arrangement.
In addition, the employment agreements provide that, in the event of Mr. Singh and, until his retirement, Mr. Kanas' termination of employment during the Employment Term due to his death or Disability (as defined in the employment agreements), the applicable executive would be entitled to receive the benefits described in (iii)-(vi) above, as applicable, and in the event he continues his employment with the Company following expiration of the Employment Term and his employment is subsequently terminated for any reason, the applicable executive would be entitled to receive the benefits described in (iii), (iv) and (vi) above, as applicable.
Upon a change in control, the performance unit awards granted to Mr. Singh and, until his retirement, Mr. Kanas under the employment agreements automatically convert to time-based restricted share units (“Converted RSUs”) that vest at the completion of the three-year performance period, subject to his continued employment with the Company through the vesting date. In the event Mr. Singh’s and, until his retirement, Mr. Kanas’ termination of employment due to death or Disability, without Cause by the Company, for Good Reason by the applicable executive or for any reason following the expiration of such employment agreement, prior to a Public

Announcement, any unvested portions of the performance unit awards will vest based on actual achievement of the performance criteria. If any such termination occurs on or following a Public Announcement and contingent on the consummation of the change in control, the Converted RSUs will fully vest on the later to occur of (i) the date of such change in control and (ii) the termination date.
The employment agreements do not require the Company to reimburse the executive for the amount of any golden parachute excise tax imposed under Section 4999 of the Internal Revenue Code. Instead, if the payments to be received by the executive under the employment agreement would result in the imposition of the golden parachute excise tax, the amounts payable will be paid in full or reduced to such lesser amounts that would result in no portion of the payments being subject to the golden parachute excise tax, whichever would result in the executive's receipt of the greatest amount under his employment agreement on an after-tax basis.
Messrs. Kanas and Singh are subject to confidentiality and non-disparagement obligations under their employment agreements as well as non-competition and non-solicitation covenants for a period of 18 months following a termination of employment during the Employment Term by the Company for Cause or following executive’s voluntary resignation without Good Reason.
The employment agreements are subject to regulatory laws to the extent applicable.
Change in Control Agreement with Ms. Lunak and Mr. Starr
Mr. Starr and Ms. Lunak have change in control agreements pursuant to which, if the executive's employment is terminated by the Company without Cause (as defined in the change in control agreement), or by the executive due to a reduction in base salary, each within six months following a change in control of the Company, the executive would be entitled to a payment in the amount equal to one year of his or her base salary, payable on the date that is six months following the change in control. The agreement further provides for payment, on the date that is six months following completion of the change in control, of a lump sum retention bonus equal to one year of base salary (as in effect immediately prior to the change in control), subject to his or her continued employment with BankUnited and any successor to BankUnited through such date.
Equity Awards
In the event of a change in control (as defined in the Company's 2010 and 2014 Omnibus Equity Incentive Plans), all outstanding awards (other than the equity awards described under "Employment Agreements with Messrs. Kanas and Singh") held by the named executive officers that are then unvested would be subject to accelerated vesting, and any performance-based shares to be prospectively awarded with respect to a pending performance period would be granted and vested at target levels.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers, which were estimated assuming that the triggering event took place on the last business day of the fiscal year (December 31, 2016) and calculated using the closing price per share of our common stock on such date ($37.69), and also assumes a cash-out of equity awards in connection with a change in control. The amounts payable to Messrs. Kanas and Singh in the event of a change-in-control of the company may be subject to reduction under Sections 280G and 4999 of the Internal Revenue Code. Such payments may be subject to a reduction (any such payment a “Reduced Payment”) to the extent it would cause such NEO to receive an “excess parachute payment” (as defined in the Code) unless the change in control payments, less the amount of any excise taxes payable by the NEO, is greater than the Reduced Payment.

	Cash Severance	Continued Benefits	Value of Acceleration of Equity	Total
	($)	($)	($)	($)
John A. Kanas (1)
Death / Disability	—	45,982	2,881,627	2,927,609
For Cause / Without Good Reason	—	—	—	—
Without Cause / For Good Reason	8,450,000	45,982	2,881,627	11,377,609
Change in Control	11,700,000	45,982	2,881,627	14,627,609

Leslie N. Lunak
Change in Control	400,000	—	942,250	1,342,250

Rajinder P. Singh (2)
Death / Disability	—	915,800	2,783,708	3,699,508
For Cause / Without Good Reason	—	—	—	—
Without Cause / For Good Reason	4,550,000	915,800	2,783,708	8,249,508
Change in Control	6,300,000	915,800	2,783,708	9,999,508

Thomas M. Cornish
Change in Control	—	—	2,512,642	2,512,642

Jeffrey Starr
Change in Control	375,000	—	904,560	1,279,560

(1)
Mr. Kanas retired from the Company on December 31, 2016. Pursuant to our Nonqualified Deferred Compensation Plan, as described above under "—Nonqualified Deferred Compensation.", Mr. Kanas has elected to receive a lump sum payment of the balance in his account upon a change of control. The 2016 year-end account balance under the plan is shown in Nonqualified Deferred Compensation Table for 2016 set forth above.

(2)	Continued benefits includes continuation of Mr. Singh's split-dollar life insurance arrangement.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information, as of December 31, 2016, relating to the Company's equity compensation plans pursuant to which grants of equity incentive awards to acquire shares of our common stock may be granted from time to time.

Equity Compensation Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities available for issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by securityholders	756,816	(1)	N/A		3,222,579

Equity compensation plans not approved by securityholders	4,096,937	(2)(3)	$26.60	(4)	110,139	(5)
Total	4,853,753				3,332,718

(1)	Includes 756,816 shares subject to restricted share awards issued under the BankUnited, Inc. 2014 Omnibus Equity Incentive Plan (the "2014 Plan").

(2)
Includes 519,609 shares subject to restricted share awards and 3,577,328 shares subject to stock options under the BankUnited, Inc. 2009 Stock Option Plan (the "2009 Plan") and the BankUnited, Inc. 2010 Omnibus Equity Incentive Plan (the "2010 Plan").

(3)
Excludes 24,748 shares subject to outstanding stock options under the Heritage Bank, N.A. 2008 Stock Incentive Plan, which options have a weighted-average exercise price of $47.27. This plan was assumed in connection with the Company's acquisition of Herald National Bank. No further awards are available for issuance under this plan.

(4)	Represents the weighted average exercise price on stock options only.

(5)	The above shares are available under the 2010 Plan. The 2009 Plan was frozen on February 12, 2014 and no further awards are available for issuance thereunder.
In connection with the IPO, the Company adopted the 2010 Plan. The 2010 Plan is administered by the Board or a committee thereof and provides for the grant of non-qualified stock options, share appreciation rights, restricted shares, deferred shares, performance shares, unrestricted shares and other share-based awards to selected employees, directors or independent contractors of the Company and its affiliates. The number of shares of common stock authorized for award under the 2010 Plan is 7,500,000, of which 110,139 shares remained available for issuance as of December 31, 2016. In March 2017, the Compensation Committee granted awards of 541,883 restricted shares to employees in recognition of their contribution to the Company's performance in fiscal year 2016 and 35,116 for performance and incentive awards from the 2014 Plan. Shares of common stock delivered under the 2010 and 2014 Plans may consist of authorized but unissued shares or previously issued shares reacquired by the Company. The term of a share option or stock appreciation right issued under the 2010 and 2014 Plans may not exceed ten years from the date of grant and the exercise price may not be less than the fair market value of the Company's common stock at the date of grant. Unvested awards generally become fully vested in the event of a change in control (as defined in the 2010 and 2014 Plans).

BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK
The following table sets forth certain information with respect to the beneficial ownership of the Company's equity securities as of March 24, 2017: (1) each person or entity, based on information contained in Schedules 13G filed with the SEC, who owns of record or beneficially more than 5% of any class of the Company's voting securities; (2) each of the Company's executive officers and directors; and (3) all of the Company's directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of SEC. To our knowledge, each stockholder will have sole voting and investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated in a footnote to the following table. Unless otherwise indicated in a footnote, the business address of each person is our corporate address, c/o BankUnited, Inc., 14817 Oak Lane, Miami Lakes, Florida 33016.
In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 24, 2017. We did not, however, deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares of Common Stock Beneficially Owned
Name of beneficial owner	Number	%
Executive Officers, Directors and Director Nominees:
John A. Kanas(1)	1,273,926	1.2
Rajinder P. Singh(2)	1,271,818	1.2
Leslie N. Lunak(3)	67,937	*
Mark P. Bagnoli(4)	20,699	*
Jeffrey Starr(5)	36,445	*
Thomas M. Cornish(6)	108,166	*
Rishi Bansal(7)	40,000	*
Tere Blanca(8)	4,000	*
Eugene F. DeMark(9)	15,682	*
Michael Dowling(10)	4,000	*
Douglas J. Pauls(11)	265,912	*
A. Gail Prudenti(12)	2,230	*
Sanjiv Sobti (13)	3,000	*
A. Robert Towbin(14)	3,200	*
Lynne Wines(15)	2,000	*
All executive officers and directors as a group (15 persons)	3,119,015	2.9
Greater than 5% Stockholders (Other than Executive Officers and Directors):
Neuberger Berman Group LLC(16)	5,761,595	5.4
Diamond Hill Capital Management, Inc. (17)	6,255,357	5.9
The Vanguard Group(18)	8,046,972	7.5
T. Rowe Price Associates, Inc. (19)	8,400,205	7.9

(1)	Includes 9,315 restricted shares and 26,856 RSUs.

(2)
Includes 4,566 restricted shares; 51,704 RSUs and 989,448 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days following March 24, 2017.

(3)	Includes 12,500 restricted shares and 18,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days following March 24, 2017.

(4)	Includes 12,000 restricted shares.

(5)	Includes 24,000 restricted shares.

(6)
Includes 34,682 restricted shares and 400 shares held by the P.A. Castellanos-Cornish Revocable Trust, for which Mr. Cornish serves as a co-trustee. Mr. Cornish disclaims beneficial ownership of these securities except to the extent of his pecuniary interests therein. The address of the P.A. Castellanos-Cornish Revocable Trust is 9555 SW 69th Court, Pinecrest, FL 33156.

(7)	Includes 40,000 restricted shares.

(8)	Includes 1,999 restricted shares.

(9)	Includes 6,000 restricted shares.

(10)	Includes 1,999 restricted shares.

(11)
Includes 1,999 restricted shares, 203,532 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days following March 24, 2017 and 31,000 shares held by the Pauls Family Foundation, for which Mr. Pauls serves as co-trustee. Mr. Pauls disclaims beneficial ownership of these securities except to the extent of his pecuniary interests therein. The address of the Pauls Family Foundation is 4055 Gnarled Oaks Lane, Johns Island, SC 29455.

(12)	Includes 1,000 restricted shares and 330 shares held by Judge Prudenti's spouse.

(13)	Includes 1,999 restricted shares.

(14)	Includes 1,999 restricted shares.

(15)	Includes 1,000 restricted shares.

(16)
Based on the Schedule 13G dated as of December 31, 2016 filed with the SEC, Neuberger Berman Group LLC is deemed to have beneficial ownership 5,761,595 shares of common stock, including shared voting power over 5,677,900 shares and shared dispositive power over 5,761,595 shares. Based on the Schedule 13 G dated as of December 31, 2016 filed with the SEC, the address of Neuberger Berman Group LLC is 1290 Avenue of the Americas, New York, NY 10104.

(17)
Based on the Schedule 13G dated as of December 31, 2016 filed with the SEC, Diamond Hill Capital Management, Inc. and its affiliates are deemed to have beneficial ownership of 6,255,357 shares of common stock, including sole voting power over 6,089,481 shares and sole dispositive power over 6,255,357 shares . Based on the Schedule 13 G dated as of December 31, 2016 filed with the SEC, the address of Diamond Hill Capital Management is 325 John H. McConnell Blvd., Suite 200, Columbus, OH 43215.

(18)
Based on the Schedule 13G dated as of December 31, 2016 filed with the SEC, The Vanguard Group and its affiliates are deemed to have beneficial ownership of 8,046,972 shares of common stock, including sole voting power over 60,651 shares, shared voting power over 10,947 shares, sole dispositive power over 7,980,740 shares and shared dispositive power over 66,232 shares. Based on the Schedule 13G dated as of December 31, 2016 filed with the SEC, the address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(19)
Based on the Schedule 13G dated as of December 31, 2016 filed with the SEC, T. Rowe Price Associates, Inc. and its affiliates are deemed to have beneficial ownership of 8,400,205 shares of common stock, including sole voting power over 1,702,833 shares and sole dispositive power over 8,400,205 shares. Based on the Schedule 13G dated as of December 31, 2016, the address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

CERTAIN RELATED PARTY RELATIONSHIPS
Review and Approval of Transactions with Related Persons
Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve's Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions.
Our Board of Directors has also adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the NYSE concerning related party transactions. Related party transactions are transactions in which our Company is a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of our Company include directors (including nominees for election as directors), executive officers, greater than 5% stockholders of our Company and the immediate family members of these persons. Our general counsel, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to our Related Party Transactions Policy. If so, the transaction will be referred for approval or ratification to the Nominating and Corporate Governance Committee. In determining whether to approve a related party transaction, the Nominating and Corporate Governance Committee will consider, among other factors, the fairness of the proposed transaction; the direct or indirect nature of the director's, executive officer's or related party's interest in the transaction; the appearance of an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction and the financial position of the director, executive officer or related party; whether the transaction would impair an outside director's independence; the acceptability of the transaction to the Company's regulators; and the potential violations of other Company policies. Additionally, all related party transactions are reviewed by the Audit and Risk Committee. Our Related Party Transactions Policy is available on our website at http://ir.bankunited.com, as Annex B to our Corporate Governance Guidelines.
Family Relationships
John Kanas, Jr., the son of Mr. Kanas, is employed by BankUnited, N.A. He participates in compensation and incentive plans on the same basis as similarly situated Bank employees. Mr. Kanas, Jr. is not an executive officer of the Company and does not report directly to an executive officer of the Company. His compensation exceeded the $120,000 related person transaction threshold during 2016, and as a result was reviewed by the Compensation Committee, Nominating and Corporate Governance Committee, the Audit and Risk Committee and the Board of Directors. In 2016, Mr. Kanas, Jr. originated some significant deposit relationships for BankUnited, N.A. Under the BankUnited, N.A. 2016 Incentive Plan program for his line of business, Mr. Kanas, Jr. was eligible to receive an incentive award of $800,000, consistent with the program. In February 2017, the Compensation Committee reviewed incentive plan awards and in its discretion, determined that the $800,000 would be paid 50% in cash and 50% in shares of the Company's common stock. The cash portion is subject to a 30% one-year holdback for customer and deposit retention. The stock portion will vest in three equal amounts over a three-year period. Mr. Kanas, Jr. also received a salary of $85,000 in 2016.
BankUnited employs the services of GrayRobinson as outside counsel for certain legal matters. Tyler Starr, the son of Jeffrey Starr (General Counsel of BankUnited, N.A.) is employed by GrayRobinson. In fiscal year 2016, we paid GrayRobinson approximately $420,000 for their services, and as a result, this transaction was reviewed by the Nominating and Corporate Governance Committee and the Audit and Risk Committee.

Registration Rights Agreement
In connection with our IPO, BankUnited, Inc., certain investment funds affiliated with the Sponsors, LF Moby LLC, Mr. DeMark, Ambassador Sue M. Cobb, Mr. Kanas, John Bohlsen, Mr. Pauls, Mr. Singh and certain former members of BU Financial Holdings LLC (our parent company prior to the initial public offering) entered into a registration rights agreement, dated February 2, 2011 (as amended February 29, 2012, the "Registration Rights Agreement").
Pursuant to the registration rights provisions, in the event that we are registering additional shares of common stock for sale to the public (except in connection with a registration on Form S-4 or Form S-8 or any successor or similar form or in a registration of securities solely relating to an offering and sale to employees pursuant to any employee stock plan or other employee benefit plan arrangement), we are required to give notice of such registration to all parties to the Registration Rights Agreement that hold registrable securities (which includes members of our management that hold shares of our common stock) of the intention to effect such a registration. Such notified persons have piggyback registration rights providing them the right to have us include the shares of common stock owned by them in any such registration if we have received written requests for inclusion therein within prescribed time limits, subject to other provisions under the Registration Rights Agreement.
Between March 2013 and March 2014, the Sponsors sold 51,931,097 shares of our common stock in registered secondary offerings (the "Secondary Offerings"). As a result of the Secondary Offerings, as of March 7, 2014, the Sponsors no longer owned any shares of our common stock, and the Registration Rights Agreement terminated with respect to the Sponsors.
REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS,
NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS
In order to submit stockholder proposals for the 2018 annual meeting of stockholders for inclusion in the Company's Proxy Statement pursuant to Rule 14a-8 promulgated under Section14(a) of the Exchange Act materials must be received by the Corporate Secretary at the Company's principal office in Miami Lakes, Florida, no later than December 13, 2017.
The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Corporate Secretary, BankUnited, Inc., 14817 Oak Lane, Miami Lakes, FL 33016. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.
The Company's Amended and Restated By-Laws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in the Proxy Statement, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the 2017 annual meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be delivered to the Corporate Secretary at the Company's principal office in Miami Lakes, Florida (see above), not less than 90 or more than 120 days prior to the first anniversary of the date of this year's Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of the Company's Amended and Restated By-Laws (and not pursuant to Exchange Act Rule 14a-8) must be received no earlier than January 16, 2018, and no later than February 15, 2018. All director nominations and stockholder proposals must comply with the requirements of the Company's By-Laws, a copy of which may be obtained at no cost from the Corporate Secretary of the Company.

Other than the proposals described in this Proxy Statement, the Company does not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders on the proxy card will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason, any one or more of the Company's nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.
The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

BankUnited

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report on Form 10-K is/are available at www.proxyvote.com

BANKUNITED, INC.
Annual Meeting of Stockholders
May 16, 2017 10:00 A.M. Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John Kanas and Rajinder Singh, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BankUnited, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M. Eastern Time on May 16, 2017, at the BankUnited Corporate Center, Building 3, Social Events Room, 7815 NW 148th Street, Miami Lakes, FL 33016, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000328473_2 R1.0.1.15

BANKUNITED, INC.
ATTN: SUSAN WRIGHT GREENFIELD
14817 OAK LANE
MIAMI LAKES, FL 33016

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

02 0000000000

1. Election of Directors

Nominees

01 John A. Kanas
02 Rajinder P. Singh
03 Tere Blanca
04 Eugene F. DeMark
05 Michael J. Dowling
06 Douglas J. Pauls
07 A. Gail Prudenti
08 Sanjiv Sobti, Ph.D.
09 A. Robert Towbin
10 Lynne Wines

The Board of Directors recommends you vote FOR the following proposal:

NOTE: To consider such other business as may properly come before the meeting or any adjournment thereof.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000328473_1 R1.0.1.15

Signature [PLEASE SIGN WITHIN BOX] Date

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